UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Covia Holdings Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Covia Holdings Corporation

Notice of 2020 Annual Meeting of Stockholders

and

Proxy Statement

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

April 9, 2020

Dear Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2020 Annual Meeting of Stockholders of Covia Holdings Corporation. The Annual Meeting will be held at 3 Summit Park Drive, Independence, Ohio 44131, on May 21, 2020, beginning at 8:00 a.m. EDT. However, given the response of federal, state, and local governments to the outbreak of the coronavirus identified as COVID-19, which the World Health Organization has identified as a pandemic, we are preparing for the possibility that remote participation may be required for the Annual Meeting. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in a press release that we will post on our website (ir.coviacorp.com) and file with the Securities and Exchange Commission as proxy material.

The following pages contain the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. We encourage you to review these materials for information concerning the business to be conducted at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on March 23, 2020. At the same time, we made our proxy materials available over the Internet and filed our proxy materials with the Securities and Exchange Commission. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for those materials contained in the Notice of Internet Availability of Proxy Materials.

Thank you for your continued support of Covia Holdings Corporation.

Sincerely,

Richard A. Navarre

Chairman, President and CEO

COVIA HOLDINGS CORPORATION

Notice of 2020 Annual Meeting of STOCKholders and Proxy Statement

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2020

To our Stockholders:

The 2020 Annual Meeting of Stockholders of Covia Holdings Corporation (“Annual Meeting”) will be held at 3 Summit Park Drive, Independence, Ohio 44131, on May 21, 2020, beginning at 8:00 a.m. EDT, for the following purposes:

1.	Elect as directors the 11 nominees named in the Proxy Statement for a term of one year;

2.	Approve, on an advisory basis, the compensation of our named executive officers;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020; and

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 23, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

We began mailing a Notice of Internet Availability of Proxy Materials on or about April 9, 2020 to stockholders of record at the close of business on March 23, 2020, except for those stockholders of record who had requested a paper or email copy of our proxy materials to whom we mailed or emailed a copy of our proxy materials. The Notice contains information on how to access on the Internet our 2020 Proxy Statement, our 2019 Annual Report to Stockholders, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the form of proxy. The Notice also provides instructions on how to vote via the Internet or by telephone and how to request a paper or email copy of our proxy materials.

By Order of the Board of Directors,

Chadwick P. Reynolds

Executive Vice President,

Chief Legal Officer and Secretary

April 9, 2020

Independence, Ohio

We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments and related agencies may issue. In the event it is not possible or advisable to hold the Annual Meeting as planned, we will announce the decision to do so in advance and provide details on how to participate in a press release that we will post on our website (ir.coviacorp.com) and file with the Securities and Exchange Commission as proxy material. If you are planning to attend the Annual Meeting, please check our website the week of the meeting. Should we choose to hold the Annual Meeting virtually, our intent is to return to in-person annual stockholder meetings once the COVID-19 crisis passes.

Your vote is very important. Stockholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

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IMPORTANT INFORMATION REGARDING VOTING

If our shares of common stock are registered in your name with our transfer agent, you are considered, with respect to those shares of common stock, a holder of record (which we also refer to as a registered stockholder). If you hold our shares of common stock in a brokerage account or through a bank or other nominee serving as holder of record, which is also referred to as holding in “street name,” you are considered the beneficial stockholder of those shares of common stock.

If you are a beneficial stockholder, you must instruct your broker, bank or other nominee how to vote your shares of common stock. If you do not provide voting instructions, your shares of common stock will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In such cases, your broker, bank or other nominee may register your shares of common stock as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial stockholder, your broker has discretionary authority under NYSE rules to vote your shares of common stock on Item 3 (Ratification of the Appointment of Ernst & Young LLP) in the event the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote your shares of common stock on Item 1 (Election of Directors) or Item 2 (Say-on-Pay Vote) without instructions from you, in which case a broker non-vote will occur and your shares of common stock will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

If you are a beneficial stockholder and you have any questions about the voting process, please contact the broker, bank or other nominee holding your shares of common stock.

IMPORTANT INFORMATION REGARDING AVAILABILITY OF PROXY MATERIALS

Our 2020 Proxy Statement, our 2019 Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available for review by registered and beneficial stockholders at www.proxyvote.com.

IMPORTANT INFORMATION REGARDING ANNUAL MEETING ATTENDANCE

In accordance with our security procedures, all persons attending the Annual Meeting must present picture identification and their Notice of Internet Availability of Proxy Materials, the admission ticket found on their proxy card (if they requested and received a proxy card), or a brokerage statement or other proof of ownership of our shares of common stock as of the record date. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

Directions to the location of the Annual Meeting are available in the Investor Relations section of our website (ir.coviacorp.com).

In the event it is not possible or advisable to hold the Annual Meeting as planned due to the COVID-19 pandemic, we will announce the decision to do so in advance and provide details on how to participate in a press release that we will post on our website (ir.coviacorp.com) and file with the Securities and Exchange Commission as proxy material. If you are planning to attend the Annual Meeting, please check our website the week of the meeting.

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Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, Ohio 44131

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Covia Holdings Corporation, a Delaware corporation (“we”, “our”, “us” and “Covia”), for use at the 2020 Annual Meeting of Stockholders to be held at 3 Summit Park Drive, Independence, Ohio 44131, on May 21, 2020, beginning at 8:00 a.m. EDT (“Annual Meeting”). We are actively monitoring the public health and travel safety concerns relating to the COVID-19 pandemic and the advisories or mandates that federal, state, and local governments and related agencies may issue. In the event it is not possible or advisable to hold the Annual Meeting as planned, we will announce the decision to do so in advance and provide details on how to participate in a press release that we will post on our website (ir.coviacorp.com) and file with the Securities and Exchange Commission as proxy material. Should we choose to hold the Annual Meeting virtually, our intent is to return to in-person meetings once the COVID-19 crisis passes.

On or about April 9, 2020, we began mailing to our stockholders of record at the close of business on March 23, 2020 (“Record Date”) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Notice of Annual Meeting of Stockholders, this Proxy Statement, our 2019 Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (“2019 Form 10-K”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, stockholders will be asked to: (1) elect as directors the 11 nominees named in this Proxy Statement; (2) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“Say-on-Pay Vote”); (3) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020; and (4) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Registered Stockholders and Beneficial Stockholders

If our shares of common stock are registered in your name with our transfer agent, you are considered, with respect to those shares of common stock, a holder of record (which we also refer to as a registered stockholder). If you hold our shares of common stock in a brokerage account or through a bank or other nominee serving as holder of record, which is also referred to as holding in “street name,” you are considered the beneficial holder of those shares of common stock (which we also refer to as a beneficial stockholder).

Voting Securities and Stockholder Voting Rights

Our voting securities consist of our common stock, par value $0.01 per share. Only stockholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. On the Record Date, there were 132,024,158 outstanding shares of our common stock. Each outstanding share of our common stock entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof.

A list of the holders of record entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, for a period of 10 days prior to the Annual Meeting, at our headquarters located at 3 Summit Park Drive, Suite 700, Independence, Ohio 44131. All voting at the Annual Meeting will be governed by our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Amended and Restated Bylaws (“Bylaws”), and the General Corporation Law of the State of Delaware.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Stockholders, this Proxy Statement, our 2019 Annual Report to Stockholders and our 2019 Form 10-K, by providing access to those documents on the Internet. Generally, stockholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) that provides instructions for accessing our proxy materials on the Internet was mailed or emailed directly to registered stockholders. The Notice of Internet Availability also provides instructions regarding how registered stockholders may vote their shares of common stock, including by voting online, by telephone or by proxy card (if you received printed copies of the proxy materials) or by attending the Annual Meeting to vote in person. Registered stockholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting those materials.

The broker, bank or other nominee who is considered the registered stockholder with respect to shares of common stock should forward to the beneficial stockholder of those shares of common stock a notice that directs the beneficial stockholder to the website where our proxy materials may be accessed. That broker, bank or other nominee should also provide to the beneficial stockholder instructions on how the beneficial stockholders may request a paper or email copy of our proxy materials. Beneficial stockholders have the right to direct their broker, bank or other nominee on how to vote their shares of common stock by following the voting instructions they receive from their broker, bank or other holder of record.

To elect to receive proxy materials for future stockholder meetings through our electronic delivery service, follow the instruction in your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

How to Vote

As a Registered Stockholder

After receiving the Notice of Internet Availability (or proxy card, if you received printed or emailed copies of the proxy materials), registered stockholders are urged to visit www.proxyvote.com to access our proxy materials and vote online. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). Registered stockholders may also vote by telephone by calling 1-800-690-6903, by completing and mailing a proxy card (if you received printed copies of the proxy materials), or by submitting a written ballot at the Annual Meeting. If, after receiving the Notice of Internet Availability, you request that we send you paper or emailed copies of our proxy materials, you may vote your shares of common stock by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided.

If your shares are held directly and you vote online, by telephone or by mail, your vote must be received by 11:59 p.m. EDT on May 20, 2020, the day before the Annual Meeting. If your shares are held in the Covia 401(k) Plan, as defined below, and you vote online, by telephone or by mail, your vote must be received by 11:59 p.m. EDT on May 18, 2020.

If you timely and properly submit your vote, your shares of common stock will be voted as you direct. If you return or otherwise complete your proxy card, but you do not indicate your voting preferences, the proxies will vote your shares in accordance with the Board’s recommendations as follows: FOR the election of the director nominees identified in Item 1 (Election of Directors); FOR the approval of the compensation of our named executive officers as disclosed in Item 2 (Say-on-Pay Vote); FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 as described in Item 3 (Ratification of the Appointment of Ernst & Young LLP), and in their discretion for such other matters as may properly come before the Annual Meeting or any adjournment thereof.

A registered stockholder may revoke a proxy at any time before it is exercised at the Annual Meeting by (1) filing with our Inspector of Election a written notice of revocation, (2) duly executing and delivering to our Secretary a proxy bearing a later date or (3) by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

As a Beneficial Stockholder

Beneficial stockholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other nominee who is the registered holder of their shares of common stock to instruct such registered holder how to vote those shares of common stock or revoke previously given voting instructions. Please contact your broker, bank or other nominee to determine the applicable deadlines. Beneficial stockholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other nominee who is the registered holder of their shares of common stock.

Brokers, banks and other nominees who hold shares of common stock for beneficial stockholders in street name may vote such shares of common stock on “routine” matters (as determined under the rules of the New York Stock Exchange (“NYSE”)), such as Item 3 (Ratification of the Appointment of Ernst & Young LLP), without specific voting instructions from the beneficial owner of such shares of common stock. Brokers, banks and other nominees may not, however, vote such shares of common stock on “non-routine” matters, such as Item 1 (Election of Directors) and Item 2 (Say-on-Pay Vote), without specific voting instructions from the beneficial owner of such shares of common stock. Proxies submitted by brokers, banks and other nominees that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of shares of common stock necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple stockholders residing at the same address the convenience of receiving a single copy of the Notice of Internet Availability, Annual Report to Stockholders and proxy materials if they consent to do so (referred to as “householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another stockholder. If the required conditions are met under the applicable SEC rules, in your household may receive a single copy of the Notice of Internet Availability or the Annual Report to Stockholders and proxy materials. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability or the Annual Report to Stockholders and proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the document(s) was delivered.

You may either request householding or revoke your consent for householding at any time by contacting Broadridge, either by calling 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be added to or removed from the householding program within 30 days of receipt of your instructions. If you revoke your consent for householding, you will be sent separate copies of the documents sent to our stockholders at such time as you are removed from the householding program.

Beneficial stockholders may request more information about householding from their brokers, banks or other nominees.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the shares of common stock in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of each of the 11 director nominees named in this Proxy Statement (see Item 1);

2.	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement (see Item 2); and

3.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (see Item 3).

If any other matter properly comes before the Annual Meeting or any adjournment thereof, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on that matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to be voted at the Annual Meeting will constitute a quorum for the conduct of business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares of common stock considered to be represented at the Annual Meeting for purposes of establishing a quorum.

Vote Required for Approval

Item 1

Our Bylaws provide that if a quorum is present at the Annual Meeting, director nominees receiving the greatest number of votes properly cast (a “plurality”) will be elected as directors. Our stockholders do not have cumulative voting rights in the election of directors.

If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the shares of common stock FOR the election of the director nominees identified in Item 1 (Election of Directors).

Other Items

For Item 2, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve the Say-on-Pay Vote. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on Item 3 is required to ratify the selection of Ernst & Young LLP.

A properly executed proxy marked “abstain” with respect to Item 2 and Item 3 will not be voted with respect to such matter. Accordingly, for purposes of Item 2 and Item 3, abstentions will have the effect of a vote against Item 2 and Item 3. For purposes of Item 2, broker non-votes, if any, will not be counted as entitled to vote, and they will have no effect on the outcome of Item 2.

If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the shares of common stock in accordance with the recommendations of the Board with respect to Item 2 and Item 3 and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof. The votes received with respect to Item 2 and Item 3 are advisory and will not bind the Board or us.

ITEM 1: ELECTION OF DIRECTORS

At the Annual Meeting, 11 directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal. All 11 nominees are currently directors on our Board. Proxies may not be voted at the Annual Meeting for more than 11 persons. Our stockholders do not have cumulative voting rights in the election of directors. The Board recommends each nominee listed below for re-election as a director and knows of no reason why any such nominee may be unable to serve or for good cause will not serve as a director if elected. If a director nominee is unable to serve or for good cause will not serve, the shares of common stock represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Information concerning each director nominee is set forth in the following table, including each director nominee’s age (as of the Record Date), current Board committee memberships, business experience and principal occupation for the past five years or more, the specific experience, qualifications, attributes or skills of each director nominee that led to the conclusion that the director nominee should serve as a director, other public company directorships held by each director nominee during the past five years, and tenure as a director on the Board. With the exception of Mr. Decat, Mr. Deleersnyder, Mr. Lambrechts, and Mr. Navarre, no other director nominee has a material relationship with Covia, its subsidiaries or its management aside from his service as a director. Mr. Navarre is not an independent director due to his employment as our President and Chief Executive Officer (“CEO”). Mr. Decat, Mr. Deleersnyder and Mr. Lambrechts are not independent due to their employment as executives of SCR-Sibelco NV (“Sibelco”) and the transactions between Sibelco and us in the past three years. See the “Related Party Transactions” section of this Proxy Statement for information regarding transactions with Sibelco.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
William E. Conway	92	2018

Business Experience: Mr. Conway has been a director of Covia since June 2018, and previously served as Chairman of the Board (emeritus) of Fairmount Santrol from 2010 until June 2018. After he and other investors acquired Best Sand in 1978, Mr. Conway invested in Wedron Silica in 1984, along with Charles D. Fowler and the Wedron Silica management team. Best Sand and Wedron Silica then merged to form Fairmount Minerals, what would later be known as Fairmount Santrol, in 1986. Mr. Conway served as Chairman of the Board and CEO of Best Sand from 1978 until 1984 and Fairmount Minerals from 1984 to 1996. From 1996 until 2010, he served as Fairmount Santrol’s Chairman of the Board. Prior to entering the industrial minerals business in 1978, Mr. Conway held positions with Pickands Mather & Co., Diamond Shamrock Corporation and Midland-Ross Corporation. Mr. Conway serves on the boards of directors of the Cleveland Clinic Foundation, University School and Holden Forests and Gardens. Mr. Conway received a B.S. from Yale University and completed the Executive Program at the University of California, Berkeley.

Committee Memberships: Governance Committee (Chair)

Director Qualifications: Due to his experience as Fairmount Santrol’s former Chairman of the Board and CEO, Mr. Conway is particularly well qualified to serve on our Board. In such roles, he has proven that he is an effective leader. As one of the founders of Fairmount Santrol, Mr. Conway brings an extensive understanding and comprehensive knowledge of various segments of our business to our Board.

Kurt Decat	54	2018

Business Experience: Mr. Decat has been a director of Covia since June 2018 and has been the Chief Financial Officer of Sibelco, a privately-owned Belgian company, since joining Sibelco in 2015. Prior to joining Sibelco, Mr. Decat served for 11 years as the Chief Finance Officer and as a director of Taminco Corporation, a global specialty chemical company. Earlier in his career, Mr. Decat held a number of finance, procurement and audit positions at Coopers Lybrand, FedEx Corporation, Minit Group and Domo Inc. Mr. Decat holds a master’s degree in commercial engineering and an M.B.A. from Katholieke Universiteit Leuven.

Committee Memberships: Executive Committee

Director Qualifications: Due to his more than 15 years of experience as the principal financial officer of Sibelco and Taminco Corporation, his experience as a board member of Taminco Corporation, his broad financial background and his working knowledge of the chemical and mining industries, Mr. Decat is well qualified to serve on our Board.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Jean-Luc Deleersnyder	58	2018

Business Experience: Mr. Deleersnyder has been a director of Covia since June 2018, served as a member of the Board of Directors of Unimin Corporation from 2007 until June 2018, and has been CEO of Sibelco since 2014. Mr. Deleersnyder joined Sibelco in April 2006 and served as CEO Europe and Group Chief Operating Officer prior to his appointment as the CEO of Sibelco in 2014. Prior to joining Sibelco, from 1996 to 2006, he was Executive Vice President of Umicore SA. He started his career at McKinsey & Co. where he worked from 1988 to 1996. Mr. Deleersnyder received a M.S. in Electro-Mechanical Engineering and a Ph.D. in Operations Management, both from University of Ghent (Belgium).

Committee Memberships: Executive Committee (Chair)

Director Qualifications: Due to his 20 years of experience with global industries, including most recently as Sibelco’s CEO, Mr. Deleersnyder is well qualified to serve on our Board. His business and industry expertise provide the Board with a unique perspective on the global minerals industry.

Michel Delloye	63	2018

Business Experience: Mr. Delloye has been a director of Covia since June 2018 and has been a permanent representative of Cytifinance SA on the board of directors of Sibelco and the chairman of the Audit Committee of Sibelco since 2016. Mr. Delloye started his career at the audit firm Deloitte Haskins & Sells in 1981, where he worked until 1984. In 1984, he joined Groupe Bruxelles Lambert, a major investment group based in Brussels. Mr. Delloye served as Finance Director of Groupe Bruxelles Lambert from 1986 to 1988, was President of The Lambert Brussels Capital Corporation (New York) from 1988 to 1990 and was General Manager of Groupe Bruxelles Lambert from 1990 to 1992. Between 1992 and 1996, Mr. Delloye was Managing Director (CEO) of RTL Group, the leading European TV and radio group based in Luxembourg. He served as the CEO and President of Central Media European Enterprise (London) between 1997 and 1998. Since then, he has been an active long-term investor in medium sized European companies and has served as an independent board member of several listed and unlisted companies, mainly in Belgium. Mr. Delloye was a director of Compagnie du Bois Sauvage SA from 2007 to 2011, serving as Chairman during 2010-2011, and served as an independent director of Telenet Group Holding NV from 2003 until 2015. Mr. Delloye (personally or as representative of Cytifinance SA) is currently a member of the board of a number of major companies in Belgium, Luxembourg and Switzerland, including Vandemoortele, Matexi Group Holding and Schréder, and serves as chairman of the board of Cosucra. Mr. Delloye received a degree in law from the University of Louvain.

Committee Memberships: Audit Committee (Chair)

Director Qualifications: Due to his management expertise combined with his extensive experience as an independent board member, Mr. Delloye is well qualified to serve on our Board.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Jean-Pierre Labroue	57	2018

Business Experience: Mr. Labroue has been a director of Covia since June 2018 and has served as the permanent representative of Calavon Finance SAS on the board of directors of Sibelco since 2017 and as the President of Calavon Finance SAS since its incorporation in May 2017. From December 2012 to December 2016, Mr. Labroue served as Group General Counsel and Head of Legal and Compliance of Solvay, an international chemical group, where he also supervised mergers and acquisitions. From 2004 until 2011, he served as Group General Counsel & Corporate Secretary of the international chemical group Rhodia, which was acquired by Solvay in 2011, first supervising the legal function and later also mergers and acquisitions and public affairs. From 1999 to 2004, Mr. Labroue was Vice President, General Counsel and Corporate Secretary of Aventis Pharma SA. From 1989 to 1999, he worked at Rhone-Poulenc, including working in Rhône-Poulenc Chimie’s legal department from 1989 to 1993, working in the American Rhône-Poulenc Rorer’s headquarters in Collegeville, PA from 1993 to 1996 and serving as Vice President & General Counsel, Europe and International of Rhône-Poulenc Rorer from 1996 to 1999. Mr. Labroue began his career in 1988 with the Jeantet & Associés law firm in Paris. Mr. Labroue holds post graduate law degrees from the University of Paris X Nanterre, completed the ESSEC-IMD business school program and obtained an LL.M. degree in corporate law and finance from Widener University.

Committee Memberships: Compensation Committee (Chair); Governance Committee

Director Qualifications: Due to his extensive experience gained through leadership roles at a number of European chemical companies, combined with his extensive legal background, Mr. Labroue is well qualified to serve on our Board.

Olivier Lambrechts	39	2018

Business Experience: Mr. Lambrechts has been a director of Covia since June 2018, and currently serves as Executive Vice President, Business Group of Sibelco after having served as Executive Vice President, Corporate Development of Sibelco from 2016 to 2019. Prior to joining Sibelco, from 2008 until 2015, Mr. Lambrechts was an associate, engagement manager and associate principal at McKinsey & Company. From 2003 until 2007, he served as Ph.D. Researcher at K.U. Leuven, where he received a Ph. D. in applied economics, business engineering and operations management in 2007.

Committee Memberships: Executive Committee

Director Qualifications: Due to his extensive experience at Sibelco and McKinsey & Company in the field of strategy and M&A and his experience in industrial minerals, Mr. Lambrechts is well qualified to serve on our Board.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Matthew F. LeBaron	48	2018

Business Experience: Mr. LeBaron has been a director of Covia since June 2018. He previously served as Chairman of the Board of Fairmount Santrol from 2010 until June 2018. Mr. LeBaron is a co-founder of LeBaronBrown Industries, a private investment holding company focused on investing in industrial businesses. He was previously a Managing Director at American Securities, which he joined in 1999. Mr. LeBaron has previously served on the board of United Distribution Group, an American Securities portfolio company, and on the boards of numerous other private and public companies. Previously, Mr. LeBaron was a private equity investor at Bain Capital, Inc. and a consultant at The Boston Consulting Group. He received a B.A. from Amherst College and a MBA from the Harvard Business School.

Committee Memberships: Lead Independent Director; Executive Committee

Director Qualifications: As an investor with over two decades of experience, Mr. LeBaron brings the knowledge of corporate finance, corporate governance, corporate transactions, organizational development and strategic planning to our Board. Due to this experience, he is particularly well qualified to serve on our Board.

William P. Kelly	70	2018

Business Experience: Mr. Kelly has been a director of Covia since June 2018, and he previously served as a director of Fairmount Santrol from 2005 until June 2018. Mr. Kelly was Chairman and CEO of Unifrax Corporation from 1996 to 2006. From 2010 to 2015, he served on the Executive Council of American Securities. He is a member of The Operating Council for Kirtland Capital Partners.  He was a Board member for privately held Unifrax Corporation from 2006 until the sale of the company in December 2018, and was a Board member of Smart Source Computer Rentals from 2006 until its sale in 2019. He received a B.S. degree in Ceramics Engineering from Alfred University and an M.B.A. from Duquesne University. He also attended the Tuck Executive Program at Dartmouth College.

Committee Memberships: Compensation Committee; Audit Committee

Director Qualifications: Due to his experience as Chairman and CEO of Unifrax, as well as board membership of Unifrax and several other private companies, he is particularly well qualified to serve on our Board. In these roles, he has proven to be an effective leader.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Stephen J. Hadden	65	2018

Business Experience: Mr. Hadden has been a director of Covia since June 2018 and he previously served as a director of Fairmount Santrol from 2015 until June 2018. Mr. Hadden has over 40 years of experience in the oil and gas industry, having served in various management roles for Texaco Inc., now Chevron Corporation, and more recently as Executive Vice President of Worldwide Exploration and Production for Devon Energy Corporation from 2004 until 2009. Mr. Hadden was a director of Ulterra Drilling Technologies, a leading PDC bit supplier in the U.S., from September 2016 to November 2018, and serves as a Senior Executive Advisor for Tennenbaum Capital Partners, LLC, a leading alternative investment management firm. Previously, Mr. Hadden was a director of LINN Energy from 2013 until 2017 and with Berry Petroleum Company from 2011 until its merger with LINN Energy. Mr. Hadden also served with the following entities: The Advisory Board of the Society of Petroleum Engineers, the Upstream Committee of the American Petroleum Institute, and the Western States Petroleum Association. He has a B.S. degree in Chemical Engineering from The Pennsylvania State University.

Committee Memberships: Audit Committee

Director Qualifications: Due to his significant experience in the oil and gas industry, including service on industry advisory boards, and his experience serving on public company boards and committees, Mr. Hadden is particularly well qualified to serve on our Board.

Richard A. Navarre	59	2018

Business Experience: Mr. Navarre has served as our Chairman, President, and CEO since September 2019. Prior to his permanent appointment as President and CEO, Mr. Navarre served as our Chairman beginning in June 2018 and assumed the additional roles as our President and CEO on an interim basis in May 2019. Mr. Navarre has more than 35 years of diverse international business and finance experience. From 2012 to 2019, Mr. Navarre was an independent advisor to companies in the energy industry. From 1993 until his retirement in 2012, Mr. Navarre held several executive positions with Peabody Energy Corporation, including serving as its President – Americas, President and Chief Commercial Officer, and Executive Vice President of Corporate Development and Chief Financial Officer. He is currently a director of Natural Resource Partners LP (NYSE: NRP) (where he serves as a member of the audit committee and as chairman of the conflicts committee), Arch Coal (NYSE: ARCH) (where he serves as the chair of the compensation committee and a member of the nominating and governance committee), and Civeo Corporation (NYSE: CVEO) (where he is the Chairman of the Board and serves as a member of the nominating and governance committee). Mr. Navarre has a B.S. degree in Accounting from Southern Illinois University Carbondale.

Committee Memberships: Chairman of the Board; Executive Committee

Director Qualifications: Due to his significant leadership experience in the energy and mining industries, financial and strategic planning expertise, and experience serving on public company boards and committees, Mr. Navarre is particularly well qualified to serve on our Board.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Jeffrey B. Scofield	42	2018

Business Experience: Mr. Scofield has been a director of Covia since June 2018. Mr. Scofield currently serves as Chief Operating Officer and Managing Director at Lime Rock Partners, where he has held positions of increasing responsibility over the last 15 years. Before that, Mr. Scofield was Vice President and Senior Associate at Harrison Lovegrove LP, an acquisition, merger and divestiture advisory firm sold to Standard Chartered, and prior to that an associate and analyst in the investment banking division of Donaldson, Lufkin & Jenrette, and following its acquisition, Credit Suisse. He has a B.A. degree in Economics from Vanderbilt University.

Committee Memberships: Compensation Committee; Governance Committee

Director Qualifications: Due to his significant experience in the oil and gas industry, as well as his thorough understanding of mergers and acquisitions and direct energy investing, Mr. Scofield is particularly well qualified to serve on our Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Preliminary Note

On June 1, 2018 (“Merger Date”), Unimin Corporation (“Unimin”) completed a business combination (“Merger”) whereby Fairmount Santrol Holdings Inc. (“Fairmount Santrol”) merged into a wholly-owned subsidiary of Unimin and ceased to exist as a separate corporate entity. Immediately following the consummation of the Merger, Unimin changed its name to Covia Holdings Corporation and began operating under that name. The common stock of Fairmount Santrol was delisted from the NYSE prior to the market opening on June 1, 2018, and Covia commenced trading under the ticker symbol “CVIA” on that date. Upon the consummation of the Merger, the former stockholders of Fairmount Santrol (including holders of certain Fairmount Santrol equity awards) received, in the aggregate, $170 million in cash consideration and approximately 35% of the common stock of Covia. Approximately 65% of the outstanding shares of Covia common stock are owned by SCR-Sibelco NV (“Sibelco”), previously the parent company of Unimin.

Corporate Governance Guidelines

We have adopted written Corporate Governance Guidelines (the “Governance Guidelines”) to assist us in fulfilling our corporate governance responsibilities. The Governance Guidelines provide a structure within which our directors and management may monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Governance Guidelines are available in the Corporate Governance section of our website (ir.coviacorp.com/corporate-governance).

Board Leadership Structure

Our business is managed under the direction of the Board. The Board is currently comprised of 11 directors who are identified in Item 1. Members of the Board are kept informed of our business through discussions with our CEO and other members of management and by reviewing materials provided to them, visiting our facilities, and participating in meetings of the Board and its committees.

As set forth in our Governance Guidelines, our Board has the flexibility to determine the appropriate leadership structure for the Company, including whether the roles of Chairman and CEO should be separated or combined. In making this determination, the Board considers many factors, including the needs of the business, the Board’s assessment of its leadership needs from time to time and the best interests of stockholders. The Board believes that it is currently appropriate to combine the roles of Chairman and CEO because it provides an efficient and effective leadership structure.

Mr. Navarre, who has served as Chairman of the Board since June 2018, was appointed to President and CEO effective September 1, 2019. The Chairman sets the agendas for meetings of the Board, chairs the Board meetings, and determines when additional meetings of the Board are needed.

In conjunction with Mr. Navarre’s appointment, Mr. LeBaron was appointed to serve as our Lead Independent Director. As our Lead Independent Director, Mr. LeBaron presides over executive sessions of the Board and serves as a liaison between the directors and management on various matters.

In addition to regularly scheduled meetings of our full Board, our Governance Guidelines require that non-management directors have regularly scheduled meetings in executive session. In the event that the non-management directors include directors who are not independent under the listing requirements of the NYSE, then at least once a year the independent directors must meet in executive session.

Code of Business Conduct and Ethics and Financial Code of Ethics

We have adopted a written Code of Business Conduct and Ethics (“Code of Ethics”) to serve as the basic set of policies and procedures governing the behavior of our directors, executive officers and other employees in accordance with applicable SEC rules and NYSE rules. The Code of Ethics reinforces our commitment to adhere to the highest standards of business ethics in all our business activities.

We have also adopted a Financial Code of Ethics (“Financial Code”) that establishes ethical principles by which our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions are expected to conduct themselves in carrying out their duties and responsibilities. The Financial Code embodies principles regarding individual and peer responsibilities, as well as responsibilities to our stockholders and others who have a stake in our continued success.

The Code of Ethics and the Financial Code are each available in the Corporate Governance section of our website (ir.coviacorp.com/corporate-governance). We intend to disclose any amendments to, or any waivers from, a provision of our Code of Ethics or our Financial Code, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and relates to Item 406(b) of Regulation S-K, by posting such information in the Corporate Governance section of our website (ir.coviacorp.com/corporate-governance). As of the date of this Proxy Statement, there have been no such amendments or waivers.

Environmental, Social and Governance Considerations

We are committed to operating in a manner that upholds and further enhances our reputation. In the area of environmental, social and governance (“ESG”) issues, we seek out specific, measurable, attainable, relevant, and timely goals that positively impact our business, our employees’ lives, our communities and the environment. Our most notable accomplishments in recent years include dedicating more than 16,000 volunteer hours to the communities in which we live and work, zero waste to landfill at dozens of our facilities, and significant donations to our communities, with a substantial portion of that funding health, wellness, education and environmental initiatives.

We distinguish ourselves as a responsible operator by going beyond compliance for many regulations, managing noise and light pollution, to the best of our ability, within our operations and responding to public concerns through careful consideration and, when appropriate, modifications that, to the extent possible, eliminate, reduce, or refocus disturbances. We also seek to ensure accountability for meeting ESG standards. For example, our workplace safety performance impacts the compensation of our CEO and other executives.

We are also committed to promoting diversity and inclusion within our workforce, as we believe this lays the foundation of our success. Our culture supports inclusion, individuality and respect within the workplace. In 2019, we developed a comprehensive diversity and inclusion strategy to attract and retain women, minorities, veterans, and LGBTQ+ individuals, among others. In conjunction with the principles set forth in our Code of Ethics, we have prepared training on diversity and inclusion matters, recruitment outreach efforts, and development opportunities to engage and retain employees.

Additional information is available in our Corporate Responsibility Report, available in the Corporate Responsibility section of our website (cr.coviacorp.com), neither of which is a part of this Proxy Statement.

Director Independence

NYSE listing standards generally require listed companies to maintain a majority of independent directors; however, as discussed under the “Role of the Board’s Committees” section below, any listed company that is a “controlled company” within the meaning of NYSE listing standards need not meet the majority independent board requirement. Notwithstanding that exception, we have opted to conduct an annual assessment of director independence.

The Board undertook its most recent annual review of director independence in February 2020. During its review, the Board, consistent with NYSE rules, broadly considered all relevant facts and circumstances to determine whether any director has a material relationship with us, either directly or indirectly, other than serving as one of our directors, including all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Covia, its subsidiaries and members of management, on the other hand. The purpose of this review was to determine whether any such transactions, relationships or arrangements were inconsistent with a determination that the director is independent in accordance with NYSE rules.

As a result of the review, the Board affirmatively determined that, with the exception of Mr. Decat, Mr. Deleersnyder, Mr. Lambrechts and Mr. Navarre, all of the current directors, each of whom is nominated for election at the Annual Meeting, are independent of Covia, its subsidiaries and management under the standards set forth in the NYSE rules, and no other director or director nominee has a material relationship with Covia, its subsidiaries or management aside from his service as a director. Mr. Navarre was deemed not independent due to his employment as our President and CEO. Messrs. Decat, Deleersnyder and Lambrechts were deemed not independent due to their roles as executive officers of Sibelco.

All members of the Board’s Audit Committee, Compensation Committee and Governance Committee are independent directors. Members of the Audit Committee also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or our subsidiaries other than compensation for serving as directors. Members of the Compensation Committee also satisfy separate NYSE independence requirements to ensure independence from management.

Related Party Transactions

The Board, with the assistance of the Audit Committee and the Governance Committee, monitors compliance with our corporate governance policies, practices and guidelines applicable to our directors, director nominees, officers and employees. Our Governance Guidelines, Code of Ethics and human resources policies address governance matters and prohibit, without the consent of the Board or its designee, directors, officers and other employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written Related Party Transaction Policy, the Board also evaluates “related party transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (1) involving more than $120,000 in which we and any of our directors, director nominees, executive officers, holders of more than five percent of our shares of common stock, or their respective immediate family members were or are to be a participant; and (2) in which such related person had, has or will have a direct or indirect material interest. Under our Related Party Transaction Policy, our management is responsible for bringing to the Board all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute a related party transaction. The Board will review the related person transaction, considering all factors and information it deems relevant, and the disinterested directors will approve or disapprove the transaction in light of what they believe to be the best interests of Covia. If advance approval is not practicable or if a related party transaction that has not been approved is discovered, the Board will promptly consider whether to ratify the transaction. In such event, if the disinterested directors decline to ratify the transaction, they will, taking into account all of the factors and information they deem relevant (including the rights available to us under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what they believe to be in the best interests of Covia. In addition, the Stockholders Agreement entered into by Unimin, Sibelco and certain other Covia stockholders (“Stockholders Agreement”) pursuant to the Merger Agreement specifies additional requirements for approval of transactions involving Sibelco, which are described in further detail below under the “Stockholders Agreement” section. We do not intend to engage in related party transactions not approved or ratified by the disinterested directors or not otherwise approved pursuant to the Stockholders Agreement.

In addition, on an annual basis, each director, director nominee and executive officer must complete a questionnaire that requires written disclosure of any related party transaction. The responses to these questionnaires are reviewed by our Chief Legal Officer to identify any potential conflicts of interest or potential related party transactions.

Based on our most recent review conducted in the first quarter of 2020, Covia has not been a participant in any related party transaction (as defined above) since the beginning of 2019, except as follows:

Transition Services Agreements

In connection with the Merger, we entered into a transition services agreement with Sibelco (“Sibelco Transition Services Agreement”) pursuant to which Sibelco provides certain information technology transition services to us. In exchange, we pay a fee to Sibelco intended to allow Sibelco to recover all of its direct and indirect costs, generally without profit. The initial term of the Sibelco Transition Services Agreement is up to 24 months, varying by the type of service being provided. The initial term may be extended. For certain information technology services under the Sibelco Transition Services Agreement, we paid Sibelco $2.7 million in 2019 and recorded a payable of $1.5 million of expense in 2019 that will be paid through 2020. The Sibelco Transition Services Agreement provides for indemnification obligations by each of the parties with the maximum aggregate liability for each transition service not exceeding the total amount paid by the recipient with respect to such transition service as of the date the indemnification claim is submitted to the indemnifying party.

Tax Matters Agreement

As part of the Merger, Sibelco acquired ownership of 100% of the shares of HPQ Co common stock from Unimin and maintains control over the HPQ business (“HPQ Carveout”). In connection with the HPQ Carveout, Unimin, Sibelco and HPQ Co entered into the Tax Matters Agreement (“Tax Matters Agreement”) governing their respective rights, responsibilities and obligations relating to tax liabilities, the filing of tax returns, the control of tax contests and other tax matters.

The Tax Matters Agreement allocates responsibility for federal, state and local taxes and certain transaction taxes, and for filing the related tax returns, to Unimin or HPQ Co generally based upon whether such party would be required to report such taxes under applicable law, except for certain taxes related to the business contributed by Unimin to HPQ Co in connection with the HPQ Carveout for which Unimin retained responsibility to the extent such taxes related to periods prior to the redemption consummated pursuant to the Redemption Agreement. The Tax Matters Agreement requires that Unimin indemnify Sibelco and HPQ Co from liability with respect to taxes for which it has been allocated responsibility and provides for similar indemnification obligations of Sibelco and HPQ Co with respect to taxes for which HPQ Co has been allocated responsibility. The Tax Matters Agreement also gives the right to control tax contests and audits to the party or parties allocated responsibility for any such taxes under the Tax Matters Agreement.

Stockholders Agreement

Pursuant to the Merger Agreement, Unimin entered into the Stockholders Agreement with Sibelco and certain other Covia stockholders. The Stockholders Agreement, which became effective as of the closing of the Merger (“effective time”) and was subsequently amended effective September 1, 2019, sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on our Board, certain matters involving Sibelco requiring approval of Fairmount Santrol-nominated independent directors, preemptive rights, certain limitations on the disposal or transfer of shares of our common stock by Sibelco, certain standstill limitations and ownership caps and certain information rights.

Board Composition

From the effective time of the Stockholders Agreement until the day following the third annual meeting of our stockholders following the effective time, Sibelco and the other Covia stockholders who are parties to the Stockholders Agreement will vote all voting shares of our stock owned by them, and take all other necessary actions within his, her or its control (including in his, her or its capacity as a stockholder, director, member of a board committee, officer of Covia or otherwise), and Covia and its directors will take all necessary actions within its and their control:

●	to ensure that the number of directors constituting our Board is fixed at 11 directors;

●	prior to the earlier of the close of business on (1) the tenth business day following the date on which Sibelco and its affiliates no longer beneficially own more than 50% of the outstanding shares of Covia’s common stock and (2) the business day following public announcement that Sibelco has made an election that the “Trigger Date” has occurred (the earlier of which is the “Trigger Date”), to nominate and vote to elect as directors:

●	the six Unimin-nominated directors;

●	the four Fairmount Santrol-nominated directors; and

●	our CEO; and

●	from and after the Trigger Date,

●	to cause the number of Unimin-nominated directors to be reduced so that the number of Unimin-nominated directors is at all times equal to the product of (x) Sibelco’s percentage ownership of outstanding shares of our common stock and (y) the total number of directors authorized to serve on our Board (rounded down to the nearest whole number); and

●	to nominate and vote to elect as directors:

●	the number of Unimin-nominated directors calculated as described above (reflecting Sibelco’s percentage ownership of outstanding shares of our common stock);

●	the number of individuals equal to the difference between 10 and the number of Unimin-nominated directors nominated by the Fairmount Santrol-nominated directors then in office in accordance with the Stockholders Agreement (including the provisions regarding filling vacancies described below); and

●	our CEO.

The sole and exclusive right of Sibelco or any Sibelco-related party to nominate any director is limited to the provisions described above. From and after the third annual meeting date, the size and composition of our Board may be adjusted by our Board in accordance with our Certificate of Incorporation and Bylaws, subject to the applicable NYSE listing rules.

Board Vacancies

From the effective time until the third annual meeting date, if a vacancy is created on our Board at any time due to the death, disability, retirement, resignation or removal of a director, then:

●	if such director is a Unimin-nominated director, the remaining Unimin-nominated directors have the right to designate an individual to fill such vacancy;

●	if such director is a Fairmount Santrol-nominated director, then the remaining Fairmount Santrol-nominated directors have the right to designate an individual to fill such vacancy;

●	prior to the Trigger Date, if the vacancy is caused by the death, disability, retirement, resignation or removal of a Fairmount Santrol-nominated director, and the Fairmount Santrol-nominated directors do not fill such vacancy for more than 30 days after notice from Covia of such failure to fill the vacancy, then the vacant position will be filled by an individual designated by the Unimin-nominated directors then in office, but any such individual will be removed if the remaining Fairmount Santrol-nominated directors so direct and simultaneously designate a new director; and

●	if a vacancy is created on our Board because of the removal of a Unimin-nominated director due to a decrease in Sibelco’s percentage ownership of outstanding shares of our common stock as described above, then the remaining directors will have the right to immediately designate a replacement for the removed director to fill such vacancy, provided that any such replacement must be an independent director as determined pursuant to the applicable NYSE listing rules.

In addition, from the effective time until the third annual meeting date, if our CEO is removed or resigns as our CEO pursuant to the terms of such officer’s employment agreement, then such individual will also be removed as a director, and our successor CEO will be appointed to our Board in accordance with our organizational documents.

Transactions Involving Sibelco Requiring Approval of Fairmount Santrol-Nominated Directors

For a period of three years beginning at the effective time, the following transactions involving Sibelco require the approval of a majority of the Fairmount Santrol-nominated independent directors:

●	the issuance of additional classes of capital stock or series of equity securities either (1) to Sibelco or any Sibelco-related party in whole or in part or (2) as the Fairmount Santrol-nominated independent directors otherwise determine may involve an actual or potential conflict of interest between Sibelco and the other Covia stockholders;

●	the entry into any transaction (including any amendment, modification or supplement to any agreement existing on or prior to the effective time) between us or any of our subsidiaries, on the one hand, and Sibelco or any Sibelco-related party, on the other hand, (1) requiring annual payments in excess of $2 million or with respect to which aggregate consideration exceeds $10 million, (2) which is otherwise material to us or (3) which is not on arm’s length terms (provided that this provision does not apply to any transactions entered into pursuant to any agreements existing at or prior to the effective time);

●	the commencement, enforcement, waiver, release, assignment, settlement or compromise of any claims or causes of action held by us or any of our subsidiaries, on the one hand, against Sibelco or any Sibelco-related party, on the other hand (and during such three year period, the conduct, defense and management of the claim must be delegated to the Fairmount Santrol-nominated independent directors or a committee composed of such directors); and

●	any transaction pursuant to which Sibelco would be entitled to more or different consideration, on a per share of our common stock basis, compared to all other Covia stockholders (and the definitive agreements for such transaction must also contain a non-waivable condition that the transaction has been approved by the majority of our stockholders, excluding Sibelco and any Sibelco-related party).

In addition, any amendment, modification, supplement or restatement to our Certificate of Incorporation or Bylaws (1) made during such three-year period must be approved by a majority of the Fairmount Santrol-nominated independent directors and (2) made after such three-year period, if such amendment, modification, supplement or restatement is inconsistent with the rights of any stockholder party to the Stockholders Agreement under the Stockholders Agreement, must be approved by a majority of the Fairmount Santrol-nominated independent directors. Any amendment or modification of the Stockholders Agreement requires the agreement of all of the parties thereto (including, if applicable, approval by such party’s board of directors or a duly authorized committee thereof) and (1) for the three years following the effective time, a majority of the Fairmount Santrol-nominated independent directors and (2) thereafter, a majority of the independent directors.

Preemptive Rights

We have granted to Sibelco a right to purchase its pro rata portion of any shares of our capital stock that we may from time to time propose to issue or sell to any person, other than any such shares issued in connection with:

●	a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreements;

●	any acquisition by us of the stock, assets, properties or business of any person;

●	a stock split, stock dividend or any similar recapitalization; or

●	any issuance of warrants or other similar rights to purchase our common stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to us or any of our subsidiaries approved by our Board.

Ownership Cap

Unless approved by a majority of the independent directors, Sibelco will not, and will cause Sibelco-related parties not to, acquire any shares of our capital stock if such acquisition would result in Sibelco and Sibelco-related parties beneficially owning more than either (1) 70% of the outstanding shares of our common stock during the three years following the effective time or (2) 80.1% of the outstanding shares of our common stock after three years following the effective time.

Registration Rights Agreement

Upon the closing of the Merger, we entered into the Registration Rights Agreement with the Sibelco Stockholders. Pursuant to the Registration Right Agreement, we are obligated to register the sale of our shares of common stock owned by the Sibelco Stockholders upon demand of the Sibelco Stockholders under certain circumstances. In addition, the Registration Rights Agreement grants to the Sibelco Stockholders certain piggyback rights to include their shares in registration by us of an offering of our common stock, subject to customary limitations. We would be required under the Registration Rights Agreement to pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement becomes effective or the offering is consummated, including the fees and expenses of counsel for the Sibelco Stockholders. However, the Sibelco Stockholders must pay all underwriting discounts and commissions in connection with sales by them of any of their shares of our common stock. The Registration Rights Agreement contains customary indemnification and contribution provisions.

Distribution Agreements

Upon the closing of the Merger, Covia and Sibelco entered into the Distribution Agreements (each, a “Distribution Agreement”), pursuant to which we are the exclusive distributor in North America and Mexico with respect to Sibelco’s products for the tiles, engobes, sanitaryware and glass industries (sodium feldspar chips, shredded/blended ball clay, kaolin and dolomite), while Sibelco is the exclusive distributor throughout the world with respect to our products for the performance coatings and polymer solutions industries (nepheline syenite flour, microcrystalline silica flour and ground kaolin). Each distributor purchases the respective products and resells them in its own name, for its own account, and at its own risk and does not act as an agent, partner or franchisee of the producer of the products. Under the Distribution Agreement in which we are the distributor, we paid Sibelco $2.9 million in 2019. Under the Distribution Agreement pursuant to which Sibelco is the distributor, Sibelco paid us $6.8 million in 2019.

Agency Agreements

Upon the closing of the Merger, Covia and Sibelco entered into the Exclusive Agency Agreements (each, an “Agency Agreement”), pursuant to which each party provides exclusive agency services with respect to the other party’s products within the applicable industry and the applicable agency areas, as specified in the Agency Agreements. In particular, we are the exclusive sales agent in North America and Mexico with respect to Sibelco’s products for the casting steel and HT alloys, display glass, foundry, feed amendments, tiles and engobes, welding (electronics) and energy industries (silica flour, caustic calcined magnesia, sodium feldspar, rutile and raw frac sand) as well as all industries using feldspar and mica. Sibelco is the exclusive sales agent in North America and Mexico with respect to our products for the coating and polymers industries and throughout the world with respect to our products for the sanitary ware, ceramic ware, industrial ceramics and feed amendments industries.

As compensation for its services, each agent receives a commission equal to five percent of the net sales of the products generated by the agent for which the producer received payment from a customer. Under the Agency Agreement pursuant to which Sibelco is the agent, Sibelco earned commissions of $4.0 million in 2019. We paid Sibelco $6.0 million in 2019 to cover certain amounts we owed in both 2018 and 2019. Under the Agency Agreement pursuant to which we are the agent, we earned commissions of $1.8 million in 2019 and Sibelco paid us $1.0 million in 2019, with a receivable of $0.8 million at year end.

Non-Compete Agreement

Upon the closing of the Merger, Covia and Sibelco entered into the Non-Compete Agreement, pursuant to which we agreed during the Restricted Period (as defined below) to refrain from, and to cause our controlled affiliates to refrain from, directly or indirectly, managing, owning, operating, controlling, participating in, acquiring (or having the right to acquire) voting securities of, performing services for or otherwise carrying on any business involved with activities other than the following activities:

●	sell, market or distribute: (1) silica sand, calcium carbonate, lime, feldspathics, clay (including ball clay and kaolin), nepheline syenite, coated materials, phenolic resins and coated materials, and Black Lab materials and services, or other energy focused minerals (including API Barite and API Bentonite) (collectively, the “Covia Products”); (2) recycled materials (other than recycled glass or as otherwise agreed between Covia and Sibelco); or (3) any product that is not a Covia Product ((2) and (3) being referred to herein as the “Sibelco Products”) to customers in the energy, foundry, glass, construction and building, sports and recreation, retail and DIY, biomass, ceramics, chemicals and agriculture industries (“Covia Markets”) in the U.S. and its overseas territories, Canada or Mexico (collectively, the “Covia Territories”);

●	sell, market or distribute the Covia Products to customers in the energy market anywhere in the world;

●	sell, market or distribute silica sand and coated silica sand to customers in the water treatment market in the Covia Territories;

●	sell, market or distribute the Covia Products for foundry applications outside of the Covia Territories to customers that were foundry customers of Fairmount Santrol at the effective time of the Non-Compete Agreement;

●	sell, market, distribute or produce coated products to or for customers in the energy market anywhere in the world;

●	sell, market or distribute Black Lab products in existing markets as of the effective time of the Non-Compete Agreement; and

●	produce any Covia Products in any of the Covia Territories.

However, as an exclusion to the foregoing limitations, the Non-Compete Agreement permits any activities by us or any of our controlled affiliates pursuant to, and in accordance with, the Distribution Agreement or Agency Agreement with Sibelco or any joint venture, joint development or other agreement with us or any of our controlled affiliates, on the one hand, and Sibelco or any of its controlled affiliates, on the other hand.

In addition, under the Non-Compete Agreement, Sibelco has agreed, during the Restricted Period (as defined below), to refrain from, and to cause its controlled affiliates (other than us and our controlled affiliates) to refrain from, directly or indirectly, managing, operating, controlling, participating in, acquiring (or having the right to acquire) voting securities of, performing services for or otherwise carrying on any business involved with activities other than the following activities:

●	sell, market or distribute the Covia Products or Sibelco Products to customers in the Covia Markets (other than the energy market) anywhere outside of the Covia Territories;

●	sell, market or distribute the Covia Products or Sibelco Products or provide any services to customers in markets other than the Covia Markets anywhere in the world;

●	produce the Covia Products (other than coated products for energy markets) anywhere outside of the Covia Territories, except for raw frac sand in any jurisdiction where Unimin or its controlled affiliates engaged in an acquisition or investment opportunity for raw frac sand with respect to which Sibelco and its controlled affiliates failed to exercise their ROFO Opportunity (as defined below) in accordance with the Non-Compete Agreement; and

●	produce the Sibelco Products or provide any services anywhere in the world.

However, as an exclusion to the foregoing limitations, the Non-Compete Agreement permits any activities by Sibelco or any of its controlled affiliates pursuant to, and in accordance with, the Distribution Agreement or Agency Agreement with us or any joint venture, joint development or other agreement with Sibelco or any of its controlled affiliates, on the one hand, and us or any of our controlled affiliates, on the other hand.

ROFO Opportunities

The Non-Compete Agreement further provides that we and our controlled affiliates are permitted to pursue acquisitions or investment opportunities with respect to the production of (1) Covia Products in the Covia Territories, (2) coated products for customers in the energy market outside of the Covia Territories, (3) raw frac sand outside of the Covia Territories and (4) any mineral that is not a Covia Product in the Covia Territories; provided that, if we wish to pursue any acquisition or investment opportunity with respect to items (3) or (4) above (each, a “ROFO Opportunity”) during the Restricted Period (as defined below), we are required to first serve a written notice on Sibelco offering Sibelco or a controlled affiliate thereof the right to pursue such ROFO Opportunity. The offer must remain open for acceptance by Sibelco for a period of 30 business days following service of such notice. Sibelco and its controlled affiliates will be permitted to pursue any acquisitions or investment opportunities except for those referred to in items (1) and (2) of this paragraph.

Restricted Period and Termination

The Non-Compete Agreement will automatically terminate when Sibelco, together with its controlled affiliates, ceases to own more than 50% of our issued and outstanding shares of common stock (such time until the Non-Compete Agreement automatically terminates, the “Restricted Period”).

Other Related Party Transactions

We sell minerals to and purchase minerals from Sibelco and certain of its affiliates under a number of sales agreements. Sales to these parties amounted to $7.6 million in 2019, and purchases from these parties amounted to $2.7 million in 2019. As of December 31, 2019, we had accounts receivables from these parties of $1.8 million, and accounts payable to these parties of $0.9 million.

Loans to Directors and Executive Officers Prohibited

Our Code of Ethics provides that no director or executive officer may seek, or accept from us, credit, an extension of credit or the arrangement of an extension of credit in the form of a personal loan.

Attendance at Board, Committee and Stockholder Meetings

The Board held seven meetings during 2019. During 2019, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). In accordance with the NYSE rules, the Governance Guidelines provide that non-management directors will meet in regularly scheduled executive sessions of the Board without employees present. Under the Governance Guidelines, if the non-management directors include directors who are not independent under the NYSE listing standards, then the independent directors will also meet at least annually in executive sessions of the Board without employees and non-independent directors present. The Lead Director of the Board presides at all executive sessions of the independent directors. During 2019, the non-management directors held one executive session of the Board without non-independent directors and employees present. The Governance Guidelines provide that each director is encouraged to attend the Annual Meeting of Stockholders.

Board’s Role in Risk Oversight

The Board has the primary role in overseeing risk management and administers this responsibility directly through its standing committees. Each committee’s role in risk oversight is more fully described in the “Role of the Board’s Committees” section below. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements, the performance of our system of internal controls, compliance with legal and regulatory requirements, our audit, accounting and financial reporting processes, the qualifications, independence and work of our independent registered public accounting firm, cybersecurity risks and mitigation efforts, business conduct and ethics, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, policies and practices. The Governance Committee manages risks associated with corporate governance, succession planning, and the performance of the Board, its committees and directors.

While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks through committee reports or by attending committee meetings. The reports presented to the Board include discussions of committee agenda topics, including matters involving risk oversight. The Board also directly considers specific topics, including risks associated with our strategic plan, capital structure, cybersecurity and development activities. Members of management who supervise the day-to-day risk management responsibilities periodically provide reports to the Board as a whole and to the committees as requested.

Role of the Board’s Committees

The Board has four standing committees – Audit, Compensation, Governance, and Executive – that assist and report their activities to the Board. In accordance with the applicable rules of the NYSE and SEC, each committee is organized and operates under a written charter adopted by the Board. These committee charters are available in the Corporate Governance section of our website (ir.coviacorp.com/corporate-governance). The Audit, Compensation and Governance Committees annually review and assess the adequacy of the charters and recommend changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Pursuant to its respective charter, each committee has the authority to engage, at our expense, advisors as it deems necessary to carry out its duties. The function and authority of each committee are further described below and in each committee’s respective charter.

With the assistance of the Governance Committee, the Board and the Audit, Compensation and Governance Committees annually conduct performance self-evaluations. In order to continuously improve Board governance, the results of the self-evaluations are reported to the full Board.

As a “controlled company” within the meaning of the NYSE rules, we may elect not to comply with certain corporate governance standards imposed under the NYSE rules, including standards requiring that the boards of listed companies have a majority of independent directors, a fully independent nominating and corporate governance committee and a fully independent compensation committee. As defined in the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company.” Because more than 50% of our outstanding shares of common stock are held by Sibelco, we may choose to be exempt from these and other requirements of the NYSE corporate governance rules.

Despite these available exemptions for controlled companies, in the interest of adhering to good corporate governance, we have chosen to forego such exemptions by maintaining a Board composed of a majority of independent directors and constituting our Compensation Committee and our Governance Committee entirely of independent directors that meet the applicable independence standards set forth under the NYSE rules. In addition, our Audit Committee is comprised entirely of independent directors who meet the heightened independence standards for audit committee members set forth in the NYSE rules and the SEC rules. The following table reflects the current membership of each committee:

Director	Audit Committee	Compensation Committee	Governance Committee	Executive Committee
Mr. Conway			C
Mr. Decat				M
Mr. Deleersnyder				C
Mr. Delloye	C
Mr. Hadden	M
Mr. Kelly	M	M
Mr. Labroue		C	M
Mr. Lambrechts				M
Mr. LeBaron				M
Mr. Navarre				M
Mr. Scofield		M	M

M	Denotes a member of the committee.

C	Denotes the chair of the committee.

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist the Board in its oversight of (a) the integrity of our financial statements, (b) the effectiveness of our internal control over financial reporting, (c) our compliance with legal and regulatory requirements, (d) the qualifications and independence of our independent registered public accounting firm, and (e) the effectiveness and performance of our internal audit function and independent registered public accounting firm; and (2) prepare the Audit Committee Report disclosure required by Item 407(d)(3) of Regulation S-K. The Audit Committee also assists the Board in overseeing our cybersecurity risks and mitigation efforts. The Board has determined that each member of the Audit

Committee is “financially literate,” as required by the NYSE rules, and is an “audit committee financial expert,” as that term is defined under the applicable SEC rules. The Audit Committee met six times during 2019.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review, evaluate and recommend to the Board for approval the agreements, plans, policies and programs to compensate our executive officers and directors; (2) review and discuss with management the Compensation Discussion and Analysis (“CD&A”) to be included in our annual proxy statements, and to determine whether to recommend to the Board that the CD&A be included in the proxy statement; and (3) produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K for inclusion in the annual proxy statement. Additional information regarding our executive compensation program, including our processes and procedures for the consideration and determination of executive officer compensation, is described in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee met five times during 2019.

Executive Compensation Consultants

The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants to review our executive officer and director compensation programs. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant retained by the Compensation Committee. We provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant retained by the Compensation Committee.

In establishing executive compensation for 2019, the Committee retained Pay Governance LLC as its independent compensation consultant to provide peer group compensation data, financial information from the public filings of those companies and compensation design recommendations.

For 2020, the Compensation Committee selected and retained Pay Governance LLC as its independent compensation consultant to advise it on executive compensation matters for 2020. The Compensation Committee assessed the independence of Pay Governance LLC pursuant to NYSE and SEC rules and concluded that no conflict of interest exists that would prevent it from independently advising the Compensation Committee during 2020.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves, or has served at any time, as one of our officers or employees or has, during 2019, had a material interest in any related party transaction, as defined in Item 404 of Regulation S-K. During 2019 and as of the date of this Proxy Statement, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that had an executive officer serving as a member of the Board or the Compensation Committee.

Governance Committee

The primary purposes of the Governance Committee are to: (1) advise the Board and make recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices; (2) lead the annual evaluation of the performance of the Board and its committees; and (3) direct all matters relating to the succession of our CEO. As discussed below under the “Nominating Procedures” section, the Governance Committee does not exercise responsibility for evaluating and recommending individuals as nominees for election as directors. The Governance Committee met twice during 2019.

Executive Committee

The primary purposes of the Executive Committee are to: (1) exercise the powers and authority of the Board to direct our business in between meetings of the Board; (2) take the necessary action for and on behalf of the Board in situations where the matter requires Board approval, but where a quorum of the Board cannot be assembled in time, or is not deemed prudent by the Chairman of the Board to convene a special Board meeting, to take such actions; and (3) take action on such other matters as may be delegated to the Committee from time to time by the Board. The Executive Committee met four times during 2019.

Nominating Procedures

As discussed above in the “Related Party Transactions – Stockholders Agreement” section, until the day following the third annual meeting of our stockholders occurring after the effective time of the Stockholders Agreement, the Board may only nominate individuals for election as directors in accordance with the Stockholders Agreement. Accordingly, as permitted by the applicable NYSE rules, the Board has not delegated the selection and nomination of directors to the Governance

Committee. However, the Governance Committee assists in the identification of individuals qualified to become directors and aids in the selection, or recommends that the Board select, the director nominees in connection with our annual meetings.

In addition, because the Board is currently obligated to maintain the composition of the Board specified in the Stockholders Agreement, the Board has not established policies with regard to the consideration of any director candidates recommended by stockholders. In nominating individuals for election as directors pursuant to the Stockholders Agreement, the Company and Sibelco endeavored for the Board to represent a range of experience in business and other areas that are relevant to our activities with a goal of achieving a Board that, as a whole, provides effective oversight of our management and business through, among other things, diversity (i.e., differences of viewpoint, qualifications, background, experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity). From and after the third annual meeting of our stockholders, the size and composition of the Board may be adjusted by the Board in accordance with the Certificate of Incorporation and Bylaws, subject to the applicable NYSE listing standards.

Although the Board may not consider for nomination as a director any persons other than those specified in the Stockholders Agreement until after the third annual meeting of our stockholders, stockholders who wish to nominate persons for election as directors may do so, provided that they comply with the nomination procedures set forth in our Bylaws and the applicable SEC rules. To nominate one or more persons for election as a director at an annual meeting, our Bylaws require that a stockholder provide written notice of such stockholder’s intention to make such nomination by delivering such notice to our Secretary at our principal offices at 3 Summit Park Drive, Suite 700, Independence, Ohio 44131 no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (or in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date or with respect to a special meeting, notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to the date of the annual or special meeting and no later than the close of business on the later of the 90th day prior to such annual or special meeting or the 10th day following the day on which we first publicly announced such annual or special meeting). Such notice must set forth:

●	the name and address of the stockholder intending to make such nomination;

●	the class or series and number of our shares of common stock which are directly or indirectly, owned beneficially and of record by such stockholder and any of the following: (1) any Derivative Instrument (as such term is defined in our Bylaws) directly or indirectly owned beneficially by such stockholder, (2) any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares of common stock directly or indirectly owned by such stockholder, (3) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, if any, has a right to vote any shares of any of our securities, (4) any short interest (as such term is defined in our Bylaws) in any of our securities directly or indirectly owned by such stockholder, (5) any rights to dividends on our shares owned beneficially by such stockholder that are separate or separable from the underlying shares of Covia, (6) any proportionate interest in our shares or any Derivative Instruments held directly or indirectly by a general or limited partnership in which such stockholder is a general partner or directly or indirectly owns an interest as a general partner and (7) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or any Derivative Instruments as of the date of the notice;

●	any other information relating to the proposed nominee that would be disclosed in proxy solicitations under applicable SEC rules, including the individual’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected;

●	a representation that the stockholder was a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination before the meeting;

●	a representation as to whether such stockholder intends to, or is part of a group that intends to, deliver a proxy statement or form of proxy to holders of at least the percentage of voting power of Covia required to elect the nominee and/or otherwise solicit proxies from stockholders in support of such nomination; and

●	disclosure of all direct or indirect compensation and other material monetary agreements, arrangements and understandings during the past three years and any other material relationships between such stockholder and its affiliates or associates, or any others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates and associates, or any others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the nominating stockholder, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of the registrant.

In addition, to be eligible as a director nominee, the nominee or nominating stockholder must deliver, within the time periods applicable to the written notice of intention to nominate such individual, to our Secretary at our principal offices (1) a written questionnaire with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made and (2) a written representation and agreement that such person (i) is not and will not become a party to any agreement (other than the Stockholders Agreement), arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Covia will act or vote on any issue or question, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Covia with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Covia, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading polices and guidelines. Only those persons nominated by stockholders in accordance with the procedures described above or otherwise nominated by the Board or any committee to which the Board has delegated such authority will be eligible to serve as directors. Except as otherwise provided under law, the chairman of the annual meeting or the special meeting, as applicable, may determine whether a nomination was proposed in accordance with the procedures set forth in our Bylaws and may disregard any nomination not in compliance with such procedures.

Communications with the Board

Stockholders and other interested parties may send written communications to the Board and, if applicable, to the Chairman of the Board and other individual directors by mail or courier to our corporate office. Our Secretary will forward all such correspondence that we receive to the Board or, if applicable, to the Chairman of the Board or other individual director. Communications should be addressed to the Board or applicable director at: Covia Holdings Corporation, Attn: Chief Legal Officer and Secretary, 3 Summit Park Drive, Suite 700, Independence, Ohio 44131.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the receipt, retention and treatment of concerns regarding potential violations of applicable laws, rules and regulations or our codes, policies and procedures. These procedures (1) set forth a statement about our commitment to comply with laws, (2) encourage employees to inform us of conduct amounting to a violation of applicable standards, (3) describe prohibited conduct, (4) include procedures for making confidential, anonymous complaints, and (5) provide assurances that there will be no retaliation for reporting suspected violations.

Supervisors and managers are required to report questionable accounting matters and compliance matters to our Chief Legal Officer. Upon receipt of a concern, our Chief Legal Officer will determine whether the concern actually pertains to accounting matters or compliance matters. Concerns relating to accounting matters will be reviewed under the Audit Committee’s oversight by our Chief Legal Officer, internal audit department or such other persons as the Audit Committee determines to be appropriate. Concerns relating to compliance matters will be reviewed under the Audit Committee’s oversight by our Chief Legal Officer or such other persons as the Audit Committee determines to be appropriate.

We have also established procedures to enable anyone who has a concern regarding accounting matters or compliance matters to report that concern through our normal company channels or anonymously. An anonymous ethics hotline is maintained by an independent third party and is available 24 hours a day, seven days per week.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table provides information regarding beneficial ownership of our shares of common stock by each person or entity known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock. The assessment of holders of more than five percent of our shares of common stock is based on a review of and in reliance upon their respective filings with the SEC.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
SCR-Sibelco NV (1) Plantin en Moretuslei 1A B-2018 Antwerp, Belgium	86,019,653	65.2%

(1)	The information is based on the Schedule 13G filed with the SEC on February 4, 2019 by Sibelco reporting on beneficial ownership as of December 31, 2018. According to the filing, Sibelco has sole voting power and sole dispositive power with respect to 86,019,653 shares of common stock.

Security Ownership of Management and the Board

The following table provides information regarding the beneficial ownership of our shares of common stock by each of our named executive officers listed in the Summary Compensation Table, each of our directors, each of our director nominees, and all of our current directors and executive officers as a group, in each case as of the Record Date. Unless otherwise indicated by footnote, individuals have sole voting power and sole investment (dispositive) power over the reported shares of common stock. The address of each individual named below is c/o Covia Holdings Corporation, 3 Summit Park Drive, Suite 700, Independence, Ohio 44131.

Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Class (1)
Richard A. Navarre	222,845	*
Andrew D. Eich	50,178	*
Campbell Jones	28,600	*
Chadwick P. Reynolds	9,485	*
Brian J. Richardson (2)	58,426	*
William E. Conway (3)	240,540	*
Kurt Decat	─	*
Jean-Luc Deleersnyder	─	*
Michel Delloye	5,669	*
Stephen J. Hadden	19,667	*
William P. Kelly (4)	51,784	*
Jean-Pierre Labroue	5,669	*
Olivier Lambrechts	─	*
Matthew F. LeBaron	170,275	*
Jeffrey B. Scofield	3,988	*
Jenniffer D. Deckard (5)	1,164,177	*
All directors and executive officers as a group (19 persons)	2,039,883	1.55%

*	Represents less than 1.0% of our outstanding common stock.

(1)	The percentage identified in the “Percent of Class” column is based on the number of our shares of common stock outstanding as of the Record Date, as disclosed on page 1 of this Proxy Statement.

(2)	Includes 1,554 shares of common stock held by the 401(k) Plan with respect to which Mr. Richardson has sole voting power and investment power, and options to purchase 16,970 shares of common stock that are exercisable within 60 days of the Record Date.

(3)	Includes 39,916 shares held under the Mary F. Conway Declaration of Trust dated December 13, 1980 (“Mary Conway Trust”), 98,290 shares held under the Under Trust Agreement dated March 10, 1992 (“Conway UTA”), and 82,667 shares held under the William E. Conway IRA Standard – Traditional IRA. Given Mr. Conway’s spouse’s position as trustee under the Mary Conway Trust, Mr. Conway may be deemed to have shared voting power and investment power over the shares held by the Mary Conway Trust. Given Mr. Conway’s position as trustee under the Conway UTA, Mr. Conway has sole voting power and investment power over the shares held by the Conway UTA.

(4)	Includes 23,305 restricted stock units that are scheduled to vest within 60 days of the Record Date and options to purchase 11,900 shares of common stock that are exercisable within 60 days of the Record Date.

(5)	Based on the Form 4 filed on May 2, 2019 by Ms. Deckard, includes (i) 117,857 shares held f/b/o Abbey Jo Deckard Trust, (ii) 117,857 shares held f/b/o Connor John Deckard Trust, (iii) 419,653 shares held under the Jenniffer D. Deckard Family Trust U/A/D dated February 28, 2010 and (iv) 20,400 shares held under the Daryl K. Deckard Irrevocable Trust dated August 29, 2014 (collectively, the “Deckard Trusts”). Given Ms. Deckard’s position as trustee of each of the Deckard Trusts, Ms. Deckard is deemed to have sole voting power and investment power over the shares held by the Deckard Trusts. The reported amount also includes 70,720 shares held under the Jenniffer D. Deckard Irrevocable Trust dated December 27, 2012 (“JDD Trust”). Given Ms. Deckard’s spouse’s position as trustee of the JDD Trust, Ms. Deckard may be deemed to have shared voting power and investment power over the shares held by the JDD Trust. In addition, the reported amount includes 77,306 shares of common stock held by the 401(k) Plan with respect to which Ms. Deckard has sole voting power and investment power, and 112,892 shares of common stock beneficially owned by Mr. Deckard’s spouse. Ms. Deckard’s employment with us terminated on May 6, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding shares of common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our shares of common stock. Directors, executive officers and greater than 10% stockholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of filings with the SEC and written representations that no other reports were required, we believe that, during 2019, all of our directors, executive officers and greater than 10% stockholders complied with the reporting requirements of Section 16(a) of the Exchange Act, except that Mr. Navarre’s Form 4 reporting the grant of 666,666 restricted stock units on September 3, 2019 was filed on October 3, 2019 due to an administrative error.

Hedging Prohibited

Hedging or monetization transactions may be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Those hedging transactions may permit a person to continue to own our securities without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other stockholders. Therefore, pursuant to our insider trading policy, the Board prohibits our directors, officers and other employees from all hedging or monetization transactions involving shares of our commons stock or other securities.

Pledging Prohibited

Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Similarly, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a foreclosure sale or margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, the Board prohibits our directors, officers and other employees from holding shares of our common stock or other securities in a margin account or otherwise pledging shares of our common stock or other securities as collateral for a loan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following CD&A with our management. Based on that review and discussion, the Compensation Committee (which we refer to as the “Committee” in the CD&A) recommended to our Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended December 31, 2019.

Members of the Compensation Committee

Jean-Pierre Labroue, Chairman

William P. Kelly

Jeffrey B. Scofield

Compensation Discussion and Analysis

Executive Summary

This CD&A describes the objectives and principles underlying our executive compensation policies and decisions as well as the elements of the compensation of our named executive officers for 2019. For 2019, our named executive officers were:

Executive	Title
Richard A. Navarre	Chairman, President and CEO
Campbell Jones	Executive Vice President and Chief Operating Officer
Andrew D. Eich	Executive Vice President and Chief Financial Officer
Brian J. Richardson	Executive Vice President and Chief Transformation Officer
Chadwick P. Reynolds	Executive Vice President, Chief Legal Officer and Secretary
Jenniffer D. Deckard	Former President and CEO

Overview of 2019 Executive Compensation

The executive compensation program for our named executive officers primarily consisted of three components in 2019: (1) base salaries; (2) short-term cash incentive plan opportunities; and (3) long-term equity incentive plan opportunities. The Committee structures our executive compensation program so that a significant portion of each named executive officer’s compensation depends on our performance and, as a result, we believe our executive compensation program demonstrates strong pay-for-performance alignment. In establishing compensation for 2019, we reviewed each named executive officer’s performance, expertise, responsibilities, experience, contributions to corporate performance, total direct compensation relative to market data provided by the Committee’s independent compensation consultant and internal pay equity.

Prior to his permanent appointment as our Chairman, President and CEO in September 2019, Mr. Navarre served as our Chairman beginning in June 2018 and assumed the additional roles as our President and CEO on an interim basis in May 2019. In connection with his interim appointment, the Committee and our other non-employee directors provided Mr. Navarre with the opportunity to earn target total direct compensation that was substantially equivalent to the target total direct compensation provided to Ms. Deckard prior to her departure in May 2019. In September 2019, Mr. Navarre was permanently appointed as our Chairman, President and CEO. In connection with Mr. Navarre’s transition and with the guidance of the Committee’s compensation consultant, along with the review of market practices of peer companies, the Committee and other non-employee directors adjusted Mr. Navarre’s compensation package accordingly to provide an annualized base salary of $1,050,000, the opportunity to participate in our short-term incentive plan effective January 1, 2020, a one-time signing bonus of $267,000, a success bonus of $200,000 in connection with the formal appointment of a CEO (in lieu of a larger success bonus otherwise payable for his interim service), and a restricted stock unit award with a grant date fair value of $1,000,000, as more fully described in this CD&A.

Approximately 60%, 76% and 70% of the target total compensation awarded to Mr. Navarre, Ms. Deckard and our other named executive officers, respectively, in 2019 consisted of variable compensation tied to our performance and/or the price performance of our common stock. We believe that tying a majority of each named executive officer’s target total compensation to our performance or stock price aligns the interests of our named executive officers and our stockholders. See the “Pay for Performance” section of this CD&A for more information regarding our commitment to a pay-for-performance compensation philosophy.

Base Salaries

In 2019, the Committee recommended and the non-management directors approved the following annual base salary amounts for our current named executive officers: Mr. Navarre, $1,050,000; Mr. Jones, $725,000; Mr. Eich, $550,000 (increased from $500,000 in December 2019 as a result of his contributions to the organization); Mr. Richardson, $475,000 (increased from $415,000 in September 2019 as a result of undertaking additional responsibilities); and Mr. Reynolds, $440,000 (increased from $415,000 in September 2019 as a result of undertaking additional responsibilities). The 2019 annualized base salary of Ms. Deckard, prior to her departure from the Company in May 2019, was $800,000.

In establishing pay levels of our executive officers, the Committee and the Board reviewed individual performance and competitive market data provided by the Committee’s independent compensation consultant, including the base salaries of similarly situated executives in our compensation Peer Group (as described in the “Comparative Compensation Data; 2019 Peer Group” section of this CD&A). For 2019, the Committee set the base salaries of our named executive officers near the median for the Peer Group.

Short-Term Cash Incentive Compensation

Our named executive officers were eligible to earn short-term incentive compensation awards in 2019 based on: (1) our 2019 adjusted EBITDA (40% weighting); (2) our 2019 adjusted cash flow (40% weighting); and (3) safety and individual achievement goals for 2019 (20% weighting). Short-term incentive compensation awards are paid in cash if and to the extent they are earned.

For 2019, the target levels of performance for adjusted EBITDA and adjusted cash flow were $324.0 million and $75.5 million, respectively. A threshold level of performance had to be achieved to earn an award under each component, and a maximum level of performance limited the amount that could be earned under each component. Threshold levels of adjusted EBITDA and adjusted cash flow were not achieved for 2019, but as a result of attaining above target level of performance under the safety and individual achievement component, each of our named executive officers earned short-term incentive awards equal to 30% to 36% of their target opportunity. Results under the safety and individual achievement component were evaluated by the non-management directors objectively and subjectively in light of corporate safety performance as well as individual performance and contributions to key initiatives, including the successful sales of $240 million in non-core assets, a significant year-over-year reduction in selling, general and administrative expenses, the elimination of approximately $195 million in railcar purchase obligations, the consolidation of production capacity into a lower-cost footprint, and the expansion of our Canoitas facility in Mexico.

Long-Term Equity Incentive Awards

The Committee believes that awarding long-term equity incentive compensation is critical for aligning the interests of our executives with the creation of long-term stockholder value. In 2019, the Committee awarded restricted stock units and performance stock units under our 2018 Omnibus Incentive Plan (“Omnibus Plan”) to our named executive officers. The restricted stock units awarded in 2019 to our named executive officers (other than Mr. Navarre) vest ratably in one-third increments over three years (i.e., 33% per year), the restricted stock units awarded to Mr. Navarre in May 2019 vested in connection with his permanent appointment as President and CEO, and the restricted stock units awarded to Mr. Navarre in September 2019 vest 66.6% on the second anniversary of the grant date and 33.4% on the third anniversary of the grant date. The performance stock units awarded in 2019 cliff vest based on the extent to which we reduce our net debt during the performance period beginning on January 1, 2019 and ending on December 31, 2021. For the three-year performance period, we must reduce net debt by at least $268 million for the performance stock unit award to vest (earning 25% of the units granted), with the targeted level of net debt reduction being $400 million (earning 100% of the units granted) and the maximum level of net debt reduction being $520 million (earning 200% of the units granted).

Significant Executive Compensation Policies and Practices

We have implemented the following executive compensation policies and practices that we believe align our policies and practices with industry-leading standards.

Independent Compensation Committee

Although not required due to our status as a “controlled company” under NYSE rules, the Committee is composed entirely of independent directors who oversee our executive compensation program.

Pay-for-Performance

The majority of each named executive officer’s compensation is based on our financial performance and/or the value of our common stock, which places the value of each named executive officer’s variable compensation at risk if we do not perform to targeted levels established by the Committee and/or the value of our common stock declines.

Hedging Prohibited

We prohibit our directors, named executive officers and other employees from engaging in hedging or monetization transactions with respect to our securities (see the “Hedging Prohibited” section of this Proxy Statement).

Pledging Prohibited

We prohibit our directors, named executive officers and other employees from pledging our securities as collateral for a loan (see the “Pledging Prohibited” section of this Proxy Statement).

No Tax Gross-Up Payments

Our named executive officers are not entitled to tax gross-up payments as part of their short-term and long-term compensation arrangements or with respect to any termination or change-in-control arrangements. In order to make whole those named executive officers who we recruit and seek to relocate, we may provide a reimbursement of taxes related to certain relocation-related compensation and expenses.

No Repricing

Consistent with the terms of our Omnibus Plan, it is the policy of our Board that we will not reprice or swap stock options without stockholder approval.

Reasonable Perquisites

Our executive compensation program generally offers perquisites that we believe are reasonable and customary in our industry. In 2019, those perquisites comprised 1% or less of our named executive officers’ total compensation, except in the case of Mr. Eich, who received relocation benefits in connection with our request that he relocate from Connecticut to our principal office in Ohio, and Mr. Jones, who received expatriate and housing benefits in connection with his prior relocation from Australia to the U.S.

Clawback Policy

Our named executive officers are subject to a compensation recovery or “clawback” policy (see the “Clawback Policy” section in this CD&A).

Compensation Objectives and Principles

The objectives of our executive compensation program are to:

●	enable us to attract, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short-term and long-term business objectives;

●	maximize our executive officers’ long-term commitment to our success by providing compensation elements that align their interests with the interests of our stockholders by linking compensation elements directly to our stock price and financial metrics that the Committee believes influence the creation of long-term stockholder value; and

●	reward our executive officers for achieving short-term and long-term business objectives and creating stockholder value.

The Committee employs the following principles and processes to achieve the objectives of our executive compensation program:

●	emphasize pay-for-performance and encourage retention of executive officers who contribute to our performance;

●	maintain an appropriate balance between base salary and short-term and long-term incentive compensation;

●	link incentive compensation to the achievement of goals recommended by the Committee and established by all of our non-employee directors;

●	align the interests of our executive officers with those of our stockholders;

●	evaluate CEO and executive officer performance against short-term and long-term performance goals;

●	require the achievement of threshold performance levels to earn payouts under short-term and long-term performance-based incentive compensation;

●	convene an executive session of the Committee (without management) at least once annually;

●	recuse our CEO from deliberations and voting regarding his or her compensation;

●	consult our CEO, on an advisory basis only, on the compensation awarded to our other named executive officers;

●	conduct a thorough annual review and analysis of the recent compensation history of each named executive officer and all forms of compensation to which the executive may be entitled;

●	consider peer executive compensation data; and

●	make recommendations on named executive officer compensation to the non-management directors of our Board after the Committee completes a thorough review and analysis.

Key Considerations in Setting Compensation

Based on these objectives and principles, the Committee has structured our executive compensation program to motivate our named executive officers to achieve the business goals set by our Board and to reward them for achieving those goals. The following discussion summarizes the key considerations that the Committee and other non-employee directors evaluate when establishing the compensation of our named executive officers.

Significance of Overall Corporate Performance

The Committee primarily evaluates the performance of our named executive officers based on their respective contributions to our overall performance rather than focusing on their individual function. The Committee believes that each named executive officer shares the responsibility to support our goals and performance as key members of our leadership team.

Evaluation of Individual Performance

The Committee does not rely on formulas in determining the amount and mix of each named executive officer’s total direct compensation. Rather, in establishing compensation, the Committee exercises its judgment to evaluate a broad range of both quantitative and qualitative factors, including reliability in achieving financial targets, performance in the context of the economic environment relative to other companies, and possessing the characteristics, such as integrity, good judgment and vision, needed to create further growth and effectively lead others. For long-term incentive awards, the Committee primarily considers a named executive officer’s potential for future successful performance and leadership as part of our executive management team, taking into account past performance as a key indicator. The Committee may also take into account extraordinary, unusual or non-recurring items incurred or anticipated by us that the Committee deems appropriate in determining compensation.

Pay-for-Performance and Alignment with Stockholder Interests

Aligning executive compensation with our performance and the price performance of our common stock is a key principle of our executive compensation philosophy. Incentive compensation is designed to drive our performance by rewarding executives if we exceed our targeted performance levels. Similarly, if we fail to meet threshold levels tied to our performance, executives will not earn compensation for the applicable incentive-based award. We believe our executive compensation program effectively implements the pay-for-performance principle by tying the value of incentive opportunities and equity awards to our financial and stock price performance.

The key metrics we used to evaluate the performance of our named executive officers in 2019 were adjusted EBITDA, adjusted cash flow, safety and individual achievement goals, and reduction in net debt. We believe adjusted EBITDA and adjusted cash flow are important measures of our financial performance because they reflect the success of our efforts to increase revenue and profitability and our ability to service and reduce our debt, respectively. We believe that safety and individual achievement goals are important to help ensure accountability and manage responsibility within our value chain. In addition, the value of the incentive equity compensation that we award is significantly impacted by the price of our common stock.

Total Direct Compensation

To evaluate consistency with the key principle that a significant portion of our executive compensation program align with our financial and/or stock price performance, we monitor the variable portion of our named executive officers’ “total direct compensation,” which we define as the sum of base salary, short-term incentive bonus opportunity at the target level, and long-term incentive opportunity at the target level. The following graphs show the annualized 2019 variable compensation (i.e., compensation that is impacted by our performance) for Mr. Navarre, Ms. Deckard, and other named executive officers as a percentage of their respective total direct compensation. Approximately, 60%, 76% and 70% of the target total compensation awarded to Mr. Navarre, Ms. Deckard and our other named executive officers’, respectively, in 2019 depended on our financial and/or stock price performance. For 2020, we expect Mr. Navarre’s target total compensation will be comprised of approximately 80% variable compensation as his compensation package as our permanent President and CEO includes both short-term and long-term incentive opportunities.

Mix of Compensation Elements

The Committee strives to provide a mix of compensation elements that balances current, short-term and long-term compensation as well as cash and equity compensation. Cash payments primarily reward more recent performance while equity awards encourage our named executive officers to deliver long-term results and shareholder value, as well as serve as a retention tool. The Committee believes that executive compensation should be appropriately weighted based on both our long-term and short-term performance.

Comparative Compensation Data; 2019 Peer Group

In making compensation decisions, the Committee considered executive compensation data from a peer group of companies (“Peer Group”). The Peer Group, which was developed with the assistance of the Committee’s compensation consultant and approved by the Committee and the Board, generally consists of companies (1) in the industrial, materials, energy and consumer discretionary sectors, (2) with annual revenues between $1.4 billion and $6.7 billion, and (3) with which we compete for business and talent. The members of the Peer Group used in making compensation decisions in 2019 were:

Albemarle Corporation	Cabot Corporation	Compass Minerals International, Inc.
Eagle Materials Inc.	Granite Construction Incorporated	Louisiana-Pacific Corporation
Martin Marietta Materials, Inc.	Minerals Technologies Inc.	Olin Corporation
Summit Materials, Inc.	Tronox Limited	U.S. Concrete, Inc.
U.S. Silica Holdings, Inc.	USG Corporation	Vulcan Materials Company

Role of Independent Compensation Consultant

The Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for 2019, the Committee retained Pay Governance LLC as its independent compensation consultant to provide peer group compensation data, financial information from the public filings of those companies and compensation design recommendations.

Role of Management

Our executive compensation program is designed and administered by the Committee in consultation with its independent compensation consultant. All of our non-management directors consider the recommendations of the Committee when approving executive compensation decisions. In formulating its recommendations, the Committee solicits the input of management on the overall effectiveness of our executive compensation program and the establishment of appropriate performance metrics and goals in light of then-current business conditions and expectations. At the invitation of the Committee, our CEO, our Executive Vice President and Chief Transformation Officer, and our Vice President, Human Resources, attend Committee meetings and provide management’s perspective on these compensation issues. Our CEO and the Committee also consult with additional management representatives from our human resources, finance and legal departments regarding the administration of our compensation program for executives and independent directors.

Our CEO annually reviews and evaluates the performance of the other named executive officers and presents recommendations regarding their compensation to the Committee. The Committee has the discretion to accept, reject or modify these recommendations. Our CEO and management do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other independent directors. The Committee presents its executive compensation recommendations to the non-management members of our Board, who are responsible for approving the compensation of our named executive officers.

Compensation Risk Management

Our Board, the Committee and management do not believe that there are any significant risks arising from our compensation policies and practices for our directors and employees that are reasonably likely to have a material adverse effect on us. We believe that our compensation programs are balanced and emphasize pay-for-performance. A significant percentage of our executive compensation is tied to the price of our common stock, which we believe provides strong incentives to manage for the long-term, and avoid excessive risk taking in the short-term. Additionally, the goals and objectives underlying our incentive compensation awards reflect a balanced mix of quantitative and qualitative performance measures to avoid excessively weighting a single performance measure. The elements of compensation are balanced between cash payments and equity awards. The Committee retains discretion to adjust compensation for quality of performance and adherence to our values. Our Board, the Committee and management, with the assistance of the Committee’s independent compensation consultant, monitor our compensation policies and practices on an ongoing basis to determine whether we are meeting our risk management objectives with respect to rewarding our employees for performance.

Say-on-Pay Vote

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement. We are holding a Say-on-Pay vote at this year’s Annual Meeting (see Item 2 of this Proxy Statement). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement.

At our 2019 annual meeting of stockholders, 97.7% of the votes cast approved the compensation paid to our named executive officers for 2018, as disclosed in last year’s Proxy Statement. Our Board and the Committee believe that the 2019 Say-on-Pay vote confirmed stockholder support for our executive compensation policies and decisions. Accordingly, our Board and the Committee did not make changes to our executive compensation program as a result of the Say-on-Pay vote. Although this vote is advisory and not binding, we will consider the outcome of the Say-on-Pay vote in determining future executive compensation.

Say-on-Frequency Vote

The Dodd-Frank Act also contains a provision enabling our stockholders to indicate how frequently we should hold future Say-on-Pay votes. At least once every six years, we are required to hold an advisory vote on the frequency of Say-on-Pay votes (commonly referred to as “Say-on-Frequency”). We held our first Say-on-Frequency vote during the 2019 annual meeting of stockholders. In line with the preference of our stockholders, our Board expects to include the Say-on-Pay vote in our proxy materials annually until the next Say-on-Frequency vote, which will occur at the 2025 annual meeting of stockholders.

Clawback Policy

Our named executive officers are subject to the Clawback Policy adopted by our Board. Under the Clawback Policy, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. securities laws, we will seek to recover from current or former executives who received incentive-based compensation (including any type of equity compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, the amount of compensation in excess of what would have been paid to the executive based upon the accounting restatement.

Compensation Elements

We believe that the elements of our executive compensation program advance the objectives and principles of our executive compensation program. The total compensation awarded to each named executive officer, as well as each element of compensation, is intended to foster our pay-for-performance philosophy and provide a competitive compensation package as compared to executives in similar positions at our competitors. Although the Committee does not have any specific formula for establishing the amount and mix of base salary and variable compensation, it does reference the Peer Group compensation data as a market check in making these determinations. The Committee also considers factors relating to each named executive officer’s individual position and performance, contributions to corporate performance, professional expertise and experience, responsibilities, internal pay equity and total direct compensation relative to market data.

Base Salary

The Committee believes a competitive base salary serves an important role in attracting and retaining executive talent. Base salary is not intended to represent the primary method of rewarding performance. After receiving input from our CEO regarding the performance of the other named executive officers, the Committee and other non-management directors use judgment regarding individual performance, market competitiveness, internal pay equity, length of service, job responsibilities and other factors to determine the appropriate base salary for each named executive officer.

Short-Term Cash Incentive Compensation

The Committee believes that short-term cash incentive compensation opportunities are an important tool to focus our named executive officers on achieving annual objectives designed to drive performance, such as earnings, cash flow, debt reduction, safety and other operating results. For 2019, the Committee established a short-term incentive compensation opportunity for our named executive officers based upon the achievement of an adjusted EBITDA goal (constituting 40% of the total opportunity), an adjusted cash flow goal (constituting 40% of the total opportunity), and safety and individual achievement goals (constituting 20% of the total opportunity). For each of the three metrics, a threshold performance goal had to be achieved before any portion of the opportunity relating to such metric would be awarded, 100% of the opportunity relating to such metric would be awarded if we achieve the target performance goal applicable to the metric, and 200% of the opportunity relating to such metric would be awarded if we achieve the maximum performance goal applicable to the metric. Actual payments made with respect to short-term incentive compensation awards, if any, are prorated for results between threshold and maximum levels. The Committee believes the target performance goals provided challenging, but reasonable, levels of performance that were appropriate in light of our objective to motivate our executives.

For additional information on the short-term incentive compensation opportunity for 2019, see the “Executive Compensation for 2019” section of this CD&A.

Long-Term Equity Incentive Compensation

The Committee believes that long-term equity incentive compensation is critical for aligning executive compensation with the creation of long-term stockholder value. The Committee views restricted stock units and performance stock units as excellent mechanisms to align the interests of executives with those of stockholders by supporting a focus on stockholder value. Restricted stock units and performance stock units are also effective retention tools as a result of their respective vesting schedules which occur over a period of several years.

In March 2019, the Committee recommended, and the non-management directors approved, a grant of restricted stock units and performance stock units under our Omnibus Plan to Mr. Eich, Mr. Jones, Mr. Reynolds, Mr. Richardson, and Ms. Deckard. The Committee recommended and the non-management directors approved a grant of restricted stock units under our Omnibus Plan to Mr. Navarre in May 2019 in connection with his appointment as President and CEO on an interim basis, and in September 2019 in connection with his permanent appointment as President and CEO.

The restricted stock units awarded in 2019 vest ratably in one-third increments over three years (i.e., 33% per year), except for the one-time grant of restricted stock units made to Mr. Navarre in May 2019, which vested in connection with his permanent appointment as President and CEO, and the one-time grant of restricted stock units made to Mr. Navarre in September 2019, which vests at 66.6% at the second anniversary of the grant date and 33.4% on the third anniversary of the grant date. The performance stock units awarded in 2019 are subject to three-year cliff vesting and will vest only upon the achievement of our threshold net debt reduction goal. For the three-year performance period, we must reduce net debt by at least $268 million for the performance stock unit award to vest (earning 25% of the units granted), with the targeted level of net debt reduction being $400 million (earning 100% of the units granted) and the maximum level of net debt reduction being $520 million (earning 200% of the units granted).

Benefits and Perquisites

Our named executive officers participate in employee benefit plans that are generally available to all employees on the same terms and conditions as other similarly situated employees. These include customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, short- and long-term disability insurance and matching gifts for charitable contributions. While these benefits are considered to be an important and appropriate employment benefit for all employees, they are not considered to be a material component of a named executive officer’s annual compensation program. Because the named executive officers receive these benefits on the same basis as other employees, these benefits are not established or determined by the Compensation Committee separately for each named executive officer as part of the named executive officer’s annual compensation package. In addition, we provide minimal perquisites to our named executive officers, as well as relocation benefits to Mr. Eich and expatriate and housing benefits to Mr. Jones. The perquisites and other benefits we provide to our named executive officers are summarized in the Summary Compensation Table.

Retirement Plans

Fairmount Santrol and Unimin sponsored retirement plans in which their respective employees, including our named executive officers, were eligible to participate. Additional details regarding the retirement plans are provided below and in the “Executive Compensation – Retirement Plans” section following this CD&A.

●	The Covia Retirement Savings Plan (“Covia 401(k) Plan”), provides benefits under Section 401(k) of the Internal Revenue Code (“Code”) to employees, including each of our named executive officers, who are permitted to contribute a portion of their base compensation and bonus to a tax-qualified retirement account. The Covia 401(k) Plan also includes a defined contribution non-elective employer contribution provision in which our employees participate. Each of our named executive officers participate in the non-elective employer contribution provision of the Covia 401(k) Plan.

●	The Covia Holdings Corporation Deferred Compensation Plan (“Covia DC Plan”) provides employees, including each of our named executive officers, with non-qualified deferred compensation benefits intended to restore the benefits that are reduced under the Covia 401(k) Plan due to contribution limitations imposed by the Code.

●	The Covia Holdings Corporation Pension Plan (“Covia Pension Plan”) is a tax-qualified defined benefit pension plan that was frozen on December 31, 2018, and in which Mr. Jones is the only of our named executive officers who participate.

●	The Covia Holdings Pension Restoration Plan (“Covia Pension Restoration Plan”), also frozen on December 31, 2018, ensures that employees whose benefits under the Covia Pension Plan, including Mr. Jones, would otherwise be limited by the Code receive the full benefit anticipated under the Covia Pension Plan.

Employment Agreements, Retention Agreements and Other Arrangements

We are a party to agreements and arrangements with our named executive officers which were intended to attract and retain key talent to manage our business, and to provide us with continuity of management and the continued focus of our executive team.

Prior to the Merger, Fairmount Santrol maintained the Fairmount Santrol Holdings Inc. Executive Change in Control Severance Plan (“FSCIC Plan”) which provides certain payments and benefits in connection with a change in control that are intended to help provide continuity of management and continued focus on the business by management in the event of a change in control. As a result of the Merger, a change in control was deemed to have occurred under the FSCIC Plan. Mr. Richardson and Mr. Reynolds are entitled to receive the benefits of the FSCIC Plan if, during the protection period ending June 1, 2020, we terminate their employment with us other than for cause or they terminate their employment with us for good reason. Ms. Deckard received the benefits of the FSCIC Plan as a result of her departure in May 2019 in exchange for a release of claims and a non-competition and non-solicit agreement in our favor.

In May 2019, our Board approved the Covia Executive Severance Plan (“Covia Severance Plan”). The Covia Severance Plan covers our employees at or above the vice president level, including our named executive officers. The Covia Severance Plan provides severance payments and benefits to eligible employees who are terminated from employment without cause or on account of a constructive termination, as each term is defined in the Covia Severance Plan. In the event a participant is entitled to benefits under the Covia Severance Plan and any other plan, policy or agreement with us (including the FSCIC Plan), the participant will be eligible to receive the greater of the aggregate benefits payable under the Covia Severance Plan or the aggregate benefits payable under such other plan, policy or agreement, with no duplication of benefits.

A summary of the arrangements we have with each of our named executive officers is set forth below.

Mr. Navarre

Prior to his permanent appointment as our Chairman, President and CEO in September 2019, Mr. Navarre served as our Chairman beginning in June 2018 and assumed the additional roles as our President and CEO on an interim basis in May 2019. During his service as our President and CEO on an interim basis, Mr. Navarre received (1) base salary of $600,000; (2) a restricted stock unit award with a grant date fair value of $1,200,000 that vested upon the day immediately preceding the day on which he was permanently appointed President and CEO; (3) reimbursement of reasonable business and commuting expenses; and (4) participation in our health benefits, insurance programs, retirement plans, and other employee welfare benefits plans. Mr. Navarre was also eligible to earn a success bonus of $300,000 payable following the permanent appointment of President and CEO; however, Mr. Navarre forfeited this payment in exchange for a reduced success bonus payable in connection with his permanent appointment.

In August 2019, we entered into a letter agreement with Mr. Navarre in connection with his permanent appointment as President and CEO, which provided for (1) an annualized base salary of $1,050,000; (2) the opportunity to participate in our short-term incentive plan effective January 1, 2020 with an annual target award equal to 115% of base salary and a maximum award equal to 230% of base salary; (3) a one-time signing bonus of $267,000; (4) a success bonus of $200,000; (5) a restricted stock unit award with a grant date fair value of $1,000,000 with 66.6% of the units vesting on the second anniversary of the grant date and 33.4% of the units vesting on the third anniversary of the grant date; and (6) eligibility to participate in our health benefits, insurance programs, pension and retirement plans, and other employee welfare benefits plans. In connection with his permanent appointment as President and CEO, Mr. Navarre is also entitled to severance benefits pursuant to the Covia Severance Plan.

Mr. Eich

In November 2017, in anticipation of the Merger, Unimin entered into a retention agreement with Mr. Eich. Pursuant to the retention agreement, if we terminate Mr. Eich’s employment with us without cause within three years following the closing date of the Merger or if he terminates his employment with us for good reason, he will be entitled to receive (1) a lump-sum payment equal to 18 months of his base salary as in effect on the date of the agreement or the date of termination of his employment, whichever is greater, (2) 18 months of continued healthcare coverage for Mr. Eich and his dependents, and (3) a pro-rata portion of his target bonus for the year in which the qualifying termination or resignation occurs. Mr. Eich is also eligible to participate in the Covia Severance Plan.

In April 2018, Unimin also agreed to pay certain expenses incurred by Mr. Eich as part of his relocation from Connecticut to near our corporate headquarters in Ohio. In January 2019, we extended Mr. Eich’s relocation benefit as he completed his full transition to Ohio.

Mr. Jones

In April 2018, in connection with the Merger, Unimin entered into a retention agreement with Mr. Jones. Pursuant to the retention agreement, if we terminate Mr. Jones’ employment with us without cause within five years following the closing date of the Merger or if Mr. Jones terminates his employment with us for good reason between the 25th and 60th months following the closing date of the Merger, Mr. Jones will be entitled to receive (1) a lump-sum payment equal to two years of his total base package (which is comprised of his base salary and an additional 9.5% which is equivalent to the mandatory employer contributions Mr. Jones forfeited upon his relocation from Australia to the U.S.) in effect on the date of the retention agreement or the date of termination of his employment, whichever is greater, (2) two years of continued healthcare coverage for Mr. Jones and his dependents, (3) a pro-rata portion of his target bonus for the year in which the qualifying termination or resignation occurs, (4) reimbursement of the actual cost to complete his tax returns in Australia and the U.S. for two years after the qualifying termination, and (5) reimbursement of the costs to relocate Mr. Jones and his family to Australia. Mr. Jones is also eligible to participate in the Covia Severance Plan.

In addition, Mr. Jones is entitled to a housing allowance in the amount of $150,000 per year, continued assistance with immigration and tax filing obligations, and an allowance for one home trip to Australia per year.

Mr. Richardson

We have not entered into an employment agreement with Mr. Richardson. However, Mr. Richardson is eligible to participate in the FSCIC Plan and the Covia Severance Plan.

Mr. Reynolds

In August 2018, we entered into an offer letter with Mr. Reynolds, which provides him with severance benefits pursuant to the FSCIC Plan. Mr. Reynolds is also eligible to participate in the Covia Severance Plan.

Ms. Deckard

We did not enter into an employment agreement with Ms. Deckard. However, Ms. Deckard received the benefits of the FSCIC Plan as a result of her departure in May 2019 in exchange for a release of claims and a non-competition and non-solicit agreement in our favor. Ms. Deckard was also paid $250,000 in 2019 in connection with a post-employment consulting agreement.

For additional details regarding these agreements and arrangements, including the retention agreements provided by Unimin and the terms of the Covia Severance Plan and the FSCIC Plan, please see the “Executive Compensation – Potential Payments Upon Termination or Change In Control – Payments Upon Various Triggering Events at 2019 Fiscal Year-End – Change in Control – Termination Without Good Cause or Termination by Executive For Good Reason” section following this CD&A.

Executive Compensation for 2019

In establishing the compensation of our executive officers for 2019, the Committee and other non-management directors reviewed key developments in compensation trends, the Committee’s guiding principles and target pay position, and competitive market data provided by the Committee’s independent compensation consultant, including the base salaries of similarly situated executives in our compensation Peer Group (as described in the “Comparative Compensation Data; 2019 Peer Group” section of this CD&A).

Base Salaries for 2019

For 2019, following a review of the analysis and recommendations of its compensation consultant, the Committee recommended and the non-management directors approved the following annual base salary amounts for our current named executive officers: Mr. Navarre, $1,050,000; Mr. Jones, $725,000; Mr. Eich, $550,000 (increased from $500,000 in December 2019 as a result of his contributions to the organization); Mr. Richardson, $475,000 (increased from $415,000 in September 2019 as a result of undertaking additional responsibilities); and Mr. Reynolds, $440,000 (increased from $415,000 in September 2019 as a result of undertaking additional responsibilities). The 2019 annualized base salary of Ms. Deckard, prior to her departure from the Company in May 2019, was $800,000. For 2019, the Committee set the base salaries of our named executive officers near the median for the Peer Group.

In establishing pay levels of our executive officers, the Committee and the Board reviewed key developments in compensation trends, the Committee’s guiding principles and target pay position, and competitive market data provided by our independent compensation consultant, including the base salaries of similarly situated executives in our compensation Peer Group (as described in the “Comparative Compensation Data; 2019 Peer Group” section of this CD&A). For 2019, the Committee set the base salaries of our named executive officers near the median for the Peer Group.

Short-Term Cash Incentive Compensation for 2019

Our named executive officers were eligible to earn short-term incentive compensation awards in 2019 based on: (1) our adjusted EBITDA (40% weighting); (2) our adjusted cash flow (40% weighting); and (3) safety and individual achievement goals (20% weighting). Short-term incentive compensation awards are paid in cash if and to the extent they are earned. For each performance measure: (1) none of the opportunity relating to the performance measure would be earned unless we achieved the threshold performance goal; (2) 100% of the opportunity relating to the performance measure would be earned if we achieved the target performance goal; and (3) 200% of the opportunity relating to the performance measure would be earned if we achieved the maximum performance goal. Actual payments made with respect to short-term incentive compensation awards, if any, are prorated for results between threshold and maximum levels. The Committee believes the performance goals provided challenging, but reasonable, levels of performance that were appropriate in light of our objective to motivate our executives.

To determine the results under the short-term incentive awards, we calculate (1) EBITDA as net income from continuing operations before interest expense, income tax expense, depreciation, depletion and amortization, and adjusted EBITDA as EBITDA before non-cash stock-based compensation, merger-related expenses, restructuring charges, asset impairments and certain other income or expenses, and (2) adjusted cash flow as operating cash flow minus capital expenditures and interest payments. We then make an adjustment to remove the effect of unusual or non-recurring events, transactions and accruals approved by the Committee early in each fiscal year when the incentive opportunities are established. The adjustments may have the net effect of increasing or decreasing adjusted EBITDA and adjusted cash flow. Accordingly, adjusted EBITDA and adjusted cash flow resulting from the adjustments may differ from the amounts reflected in our reports filed with the SEC and other public disclosures.

Results under the safety and individual achievement component were evaluated by the non-management directors objectively and subjectively considering corporate safety performance as well as individual performance and contributions to key initiatives. The consideration of individual performance was designed to align the individual officers with our business key strategies and objectives. Examples contributing achievements include the successful sales of $240 million in non-core assets, a significant year-over-year reduction in selling, general and administrative expenses, the elimination of approximately $195 million in railcar purchase obligations, the consolidation of production capacity into a lower-cost footprint, and the expansion of our Canoitas facility in Mexico. These achievements are keys to financial and business success and thus contribute to producing income and shareholder returns over the long-term. In evaluating each named executive officer, the non-management directors considered the performance of each executive and contributions toward these achievements.

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure for the 2019 short-term cash incentive opportunity:

	Adjusted EBITDA		Adjusted Cash Flow		Safety and Individual Goals
	Performance Goal	Payout as (%) of Target	Performance Goal	Payout as (%) of Target	Payout as (%) of Target
Threshold	$217.0 million	0	$50.6 million	0	0
Target	$324.0 million	100	$75.5 million	100	100
Maximum	$421.0 million	200	$97.9 million	200	200

The following table shows the: (1) amounts payable to each named executive officer if we achieve the threshold, target and maximum performance goals for the 2019 short-term cash incentive opportunity, both as a percentage of the named executive officer’s annual base salary and as a dollar amount; and (2) total short-term cash incentive earned by each named executive officer based on our achievement in 2019 of (a) adjusted EBITDA of $143.2 million (0% of the opportunity earned), (b) adjusted cash flow of $20.6 million (0% of the opportunity earned), and (c) safety and individual achievement goals (percentage of the opportunity earned varied by individual from 148% to 181% of target for this component):

Executive	Threshold		Target		Maximum		2019 Award Earned
	% of Salary	Potential Payout ($)	% of Salary	Potential Payout ($)	% of Salary	Potential Payout ($)	% of Salary	Actual Payout ($)
Mr. Navarre (1)	--	--	--	--	--	--	0	0
Mr. Eich	0.1	378	75.0	378,125	150.0	756,249	27	136,125
Mr. Jones	0.1	544	75.0	543,750	150.0	1,087,500	23	163,125
Mr. Richardson	0.1	324	75.0	324,375	150.0	648,750	27	116,775
Mr. Reynolds	0.1	317	75.0	316,719	150.0	633,438	27	114,019
Ms. Deckard	0.1	920	115.0	920,000	230.0	1,840,000	0	0
__________

(1)	Mr. Navarre was not eligible to participate in our short-term cash incentive plan during 2019.

For 2019, the target levels of performance for adjusted EBITDA and adjusted cash flow were $324.0 million and $75.5 million, respectively. A threshold level of performance had to be achieved to earn an award under each component, and a maximum level of performance limited the amount that could be earned under each component. Threshold levels of adjusted EBITDA and adjusted cash flow were not achieved for 2019, but as a result of safety and individual performance, each of our named executive officers earned short-term incentive awards equal to 30% to 36% of their target opportunity.

Long-Term Equity Incentive Compensation for 2019

The Committee believes that long-term equity incentive compensation is critical for aligning the interests of our executives with the creation of long-term stockholder value. Restricted stock units represent 40% of the target long-term incentive opportunity, while performance stock units represent 60% of the target long-term incentive opportunity.

Restricted Stock Units

Restricted stock units include vesting restrictions tied to continued employment and are valued based on the closing price of our common stock on the grant date. The Committee generally awards restricted stock units with a three-year pro rata vesting schedule (i.e., 33.3% per year).

Recipients of restricted stock units awarded in 2019 do not have the rights of a stockholder. If the executive’s employment is terminated before vesting for any reason other than retirement, change in control, death or disability, the unvested portion of the restricted stock unit award will be forfeited. If the executive dies or becomes disabled, any restricted stock units that would have vested during the year following death or disability will fully vest on the date of death or disability. If the executive retires, any restricted stock units will continue to vest for the one-year period following retirement. If a change in control occurs, all restricted stock units will fully vest immediately unless the recipient receives a replacement award of equal value to replace the original award. If a replacement award is received, but the recipient incurs an involuntary termination without cause or a voluntary termination for good reason with the two-year period following the change in control, the restricted stock units will fully vest upon such termination.

Performance Stock Units

The Committee believes performance stock units align the interests of executives with those of stockholders by supporting a focus on stockholder value. The number of performance stock units that vest, if any, is determined at the end of a three-year performance period based on the extent to which the performance goals applicable to the performance metrics (in each case, as established by the Committee and other non-management directors) are met. For the 2019 through 2021 performance period, we must reduce net debt by at least $268 million for the performance stock unit award to vest (earning 25% of the units granted), with the targeted level of net debt reduction being $400 million (earning 100% of the units granted) and the maximum award will vest if net debt reduction is equal to or greater than $520 million (earning 200% of the units granted).

Recipients of performance stock units awarded in 2019 do not have the rights of a stockholder. If the executive’s employment is terminated before vesting for any reason other than retirement, change in control, death or disability, the unvested portion of the performance stock unit award will be forfeited. If the executive dies or becomes disabled, any unvested performance stock units will vest on a prorated basis. If the executive retires, a prorated number of performance stock units will vest at the end of the performance period. If a change in control occurs, all performance stock units will fully vest immediately unless the recipient receives a replacement award of equal value to replace the original award. If a replacement award is received, but the recipient incurs an involuntary termination without cause or a voluntary termination for good reason with the two-year period following the change in control, the performance stock units will fully vest upon such termination.

In 2019, based upon the recommendation of the Committee and the approval of the non-management directors, the following long-term equity incentive awards were granted to our named executive officers in recognition of the critical roles they play in our future success and long-term growth:

Executive	Restricted Stock Units (#) (1)	Performance Stock Units (#) (2)
Mr. Navarre	953,747	--
Mr. Eich	74,000	111,000
Mr. Jones	91,960	137,940
Mr. Richardson	52,640	78,960
Mr. Reynolds	43,880	65,820
Ms. Deckard (3)	135,320	202,980

(1) The vesting of restricted stock units occurs ratably in one-third increments over three years (i.e., 33% per year), with the exception of the one-time award to Mr. Navarre in May 2019, which vested in September 2019 in connection with his permanent appointment as President and CEO, and the award to Mr. Navarre in September 2019, which vests 66.6% on the second anniversary of the grant date and 33.4% on the third anniversary of the grant date.

(2) The number of shares reflected in the table above is the number of shares of our common stock each named executive officer will earn and receive if we achieve the performance target goal of reducing net debt by $400.0 million during the 2019 through 2021 performance period. No shares of common stock will vest if we fail to meet the threshold performance goal. The actual number of shares of common stock that will vest if the threshold performance goal is attained will vary from 25% of the shares noted at the threshold performance level to 200% of the shares noted if the maximum performance goal is attained or exceeded.

(3) Ms. Deckard forfeited these restricted stock units and performance stock units as a result of her departure in May 2019.

Executive Compensation for 2020

Considerations

At its November 2019 meeting, the Committee reviewed the market data and analyses provided by its independent compensation consultant and determined that our overall compensation program was generally competitive and consistent with the Committee’s compensation objectives. In determining 2020 compensation for our named executive officers, the Committee considered many factors, including:

●	our performance in 2019 and how our performance compared to our goals;

●	assessments of each executive’s individual performance and leadership in 2019, and potential for future contributions to our business and operations;

●	achievement of long-term strategic and short-term business goals;

●	the nature and scope of the executive’s responsibilities and effectiveness in leading our initiatives to improve cash flow, reduce net debt, improve profitability and promote safety;

●	desired competitive positioning of compensation;

●	retention needs; and

●	the compensation practices of our Peer Group.

The Committee places particular focus on aligning executive compensation with corporate and individual performance. In evaluating 2019 performance, the Committee recognized our named executive officers’ achievements as well as the challenging economic and market conditions, and the executives’ contributions in continuing to integrate the legacy Fairmount Santrol and Unimin businesses. The Committee sought to advance our compensation objectives and principles, particularly to motivate our executives and foster a pay-for-performance culture, and set objectives for the short-term incentive plan opportunity and long-term incentive plan opportunity that were deemed aggressive yet achievable.

As a result of that review and discussion with our other non-management directors, the Committee and our other non-management directors approved the following 2020 compensation for our current named executive officers:

Executive	2020 Base Salary ($)	2020 Target Short-Term Incentive Opportunity (% of Salary)	2020 Target Long-Term Incentive Opportunity (% of Salary)	Total 2020 Target Direct Compensation ($)
Mr. Navarre	1,050,000	115%	300%	5,407,500
Mr. Eich	550,000	75%	175%	1,925,000
Mr. Jones	725,000	75%	150%	2,356,250
Mr. Richardson	475,000	75%	160%	1,591,250
Mr. Reynolds	462,000	75%	150%	1,501,500

Tax and Accounting Considerations

While the Committee strives to compensate our named executive officers in a manner that produces favorable tax and accounting treatments, its main objective is to develop fair, equitable and competitive compensation arrangements that appropriately motivate, reward and retain those executives.

Prior to the enactment of the Tax Cuts and Jobs Act of 2017, Code Section 162(m) (“Section 162(m)”) imposed a $1 million limit on the amount that a public company could deduct for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the chief financial officer) who were employed as of the end of the year, excluding any “qualified performance-based compensation” under Section 162(m) (i.e., compensation paid only if the individual’s performance met pre-established objective goals based on performance criteria approved by the stockholders). The Tax Cuts and Jobs Act of 2017 repealed the performance-based compensation exception to the Section 162(m) deduction limitation (subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and are not modified in any material respect on or after such date). Additionally, the $1 million deduction limitation for public companies now applies to the CEO, chief financial officer and three other most highly compensated executive officers who are employed at any time during the taxable year, and those individuals will continue to be included in that group of “covered employees” so long as they remain employed by the public company. Due to these changes, we are now unable to deduct compensation paid to a named executive officer in excess of $1 million regardless of whether all or a portion of such excess is “qualified performance-based compensation.”

Summary Compensation Table

The following table sets forth the compensation earned by or paid to our named executive officers as defined by SEC rules for 2019, 2018 and, where required, for 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Richard A. Navarre Chairman, President and Chief Executive Officer	2019	916,129	467,000	2,200,000	─	─	115,036	3,698,165

Andrew D. Eich Executive Vice President and Chief Financial Officer	2019	504,167	─	876,900	136,125	─	310,863	1,828,055
	2018	467,100	250,000	591,841	229,233	─	350,817	1,888,991
	2017	408,250	76,500	─	320,600	─	32,963	838,286

Campbell Jones Executive Vice President and Chief Operating Officer	2019	725,000	─	1,089,726	163,125	31,588	396,770	2,406,209
	2018	752,277	423,000	582,636	405,185	37,466	769,656	2,970,219
	2017	751,319	101,500	─	584,736	38,928	396,903	1,873,386

Brian J. Richardson Executive Vice President and Chief Transformation Officer	2019	432,500	─	623,784	116,775	─	32,633	1,205,692
	2018	242,083	400	201,654	72,625	─	2,573	519,335

Chadwick P. Reynolds Executive Vice President, Chief Legal Officer and Secretary	2019	422,292	─	519,978	114,019	─	29,978	1,086,267
	2018	129,022	225,000	─	38,308	─	11,582	403,911

Jenniffer D. Deckard Former President and Chief Executive Officer	2019	300,000	─	1,603,542	─	─	5,979,770	7,883,312
	2018	466,667	400	499,765	214,667	─	4,068	1,185,566

(1)	The amounts in this column for 2019 reflect a one-time signing bonus ($267,000) and a success bonus ($200,000) for Mr. Navarre awarded in connection with Mr. Navarre’s permanent appointment as President and CEO in August 2019.

(2)	The amounts in this column reflect the grant date fair value of restricted stock units and performance stock units awarded to named executive officers in the fiscal year in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the named executive officers with respect to such awards. The grant date fair value of the restricted stock units was determined by multiplying the closing price of our common stock on the NYSE on the date of grant ($4.74 for grants made on March 1, 2019, $4.18 for grants made on May 7, 2019, and $1.50 for grants made on September 3, 2019) by the number of shares of restricted stock units granted. The grant date fair value of the performance stock units was determined by multiplying the closing price of our common stock on the NYSE on the date of grant ($4.74 for grants made on March 1, 2019) by the number of shares of performance stock units granted. Assumptions used in the calculation of these amounts are included in Note 19 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)	The amounts in this column reflect the amounts earned by the named executive officers for each of 2019, 2018 and 2017 under non-equity incentive plan awards earned by the named executive officers for 2019, 2018 and 2017, including, with respect to 2019, the amounts earned by each of the named executive officers under the short-term incentive compensation awards.

(4)	The amounts in this column represent the year-over-year increase in the present value of the accumulated benefit for Mr. Jones under Unimin’s pension plan, which has since been frozen.

(5)	The following table identifies the elements of compensation reported for our named executive officers for 2019:

Name	Covia 401(k) Plan Matching Contributions ($) (a)	Covia 401(k) Plan Non-Elective Contributions ($) (a)	NDQC Employer Contribution ($) (b)	Covia Pension Restoration Plan Allocation ($) (c)	Life Insurance Premiums ($) (d)	Long-Term Disability Insurance Premiums ($) (e)	Other Personal Benefits ($) (f)	Tax Gross- Up Payments ($) (g)	Director Compensation ($) (h)
Mr. Navarre	11,200	11,200	0	0	235	467	14,571	0	77,363
Mr. Eich	7,313	11,200	8,967	0	403	906	157,398	124,676	0
Mr. Jones	11,200	11,200	17,800	51,041	403	906	274,461	29,759	0
Mr. Richardson	11,200	11,200	6,100	0	1,248	1,885	1,000	0	0
Mr. Reynolds	11,200	11,200	5,692	0	1,085	801	0	0	0
Ms. Deckard	11,200	11,200	0	0	2,372	469	5,954,529	0	0

(a)	Matching and non-elective contributions made by us pursuant to the Covia 401(k) Plan;

(b)	Employer contributions under the Covia DC Plan equal to the excess of the full contribution that we would have made to the named executive officer’s 401(k) account, if not for limitations under the Code.

(c)	Pension benefit allocation made by us pursuant to the Covia Pension Restoration Plan;

(d)	Life insurance premium payments;

(e)	Long-term disability insurance premium payments;

(f)	Other personal benefits in the form of (i) housing benefits paid in connection with Mr. Navarre’s interim appointment as our President and CEO, (ii) relocation benefits in connection with our request that Mr. Eich move from Connecticut to our principal office in Ohio, (iii) expatriate and housing benefits in connection with Mr. Jones’ prior relocation from Australia to the U.S., including a housing allowance of $150,000 per year, tax equalization payments of $34,585, assistance with immigration and tax filing obligations of $11,876, and an allowance for one home trip to Australia per year of $20,000, as well as $58,000 of pension transition credit in connection with our freezing the Covia Pension Plan, as more fully described below, (iv) a charitable matching gift provided by us at Mr. Richardson’s request; and (v) severance and consulting payments to Ms. Deckard in connection with her termination of employment;

(g)	Tax gross-up payments on the other personal benefits related to Mr. Eich’s relocation benefits and Mr. Jones’ tax equalization payments following his localization in 2018; and

(h)	Cash retainer compensation received by Mr. Navarre for his service as our Chairman prior to his appointment as our President and CEO on an interim basis in May 2019.

Grants of Plan-Based Awards in 2019

The following table sets forth the short-term incentive compensation awards and the long-term incentive compensation awards (in the form of restricted stock unit awards and performance stock unit awards) granted to our named executive officers in 2019. Additional information regarding the short-term incentive compensation awards granted in 2019 is set forth in the “Compensation Elements – Short-Term Incentive Compensation” section of the CD&A. Additional information regarding the long-term incentive compensation awards granted in 2019 is set forth in the “Compensation Elements – Long-Term Incentive Compensation” section of the CD&A.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Navarre	5/7/2019	─	─	─	─	─	─	287,081	1,200,000
	9/3/2019	─	─	─	─	─	─	666,666	1,000,000
Mr. Eich	─	378	378,125	756,249	─	─	─	─	─
	3/1/2019	─	─	─	─	─	─	74,000	350,700
	3/1/2019	─	─	─	27,750	111,000	222,000	─	526,140
Mr. Jones	─	544	543,750	1,087,500	─	─	─	─	─
	3/1/2019	─	─	─	─	─	─	91,960	435,890
	3/1/2019	─	─	─	34,485	137,940	275,880	─	653,836
Mr. Richardson	─	324	324,375	648,750	─	─	─	─	─
	3/1/2019	─	─	─	─	─	─	52,640	249,514
	3/1/2019	─	─	─	19,740	78,960	157,920	─	374,270
Mr. Reynolds	─	317	316,719	633,438	─	─	─	─	─
	3/1/2019	─	─	─	─	─	─	43,880	207,991
	3/1/2019	─	─	─	16,455	65,820	131,640	─	311,987
Ms. Deckard	─	920	920,000	1,840,000	─	─	─	─	─
	3/1/2019	─	─	─	─	─	─	135,320	641,417
	3/1/2019	─	─	─	50,745	202,980	405,960	─	962,125

(1)	The amounts in these columns represent the threshold, target and maximum payouts that each named executive officer was eligible to receive under our 2019 short-term incentive plan awards. The amount of these awards actually earned are included for 2019 in the Summary Compensation Table as non-equity incentive plan compensation. Further detail regarding the 2019 short-term incentive plan awards may be found in “Executive Compensation for 2019 – Short-Term Incentive Compensation for 2019” section of the CD&A.

(2)	The amounts in this column reflect performance stock unit awards granted during 2019. The number of performance stock units earned and the vesting thereof is conditioned on the attainment of performance targets established by the Compensation Committee. Payouts will be earned at 25% for attainment of threshold performance results, 100% for attainment of target performance results and 200% for attainment of maximum performance results. The performance stock units will be measured and earned on three years of performance as described under the “Executive Compensation for 2019 – Long-Term Equity Incentive Compensation for 2019 – Performance Stock Units” section of the CD&A, will vest based on the performance results during the three-year performance period, and, to the extent earned and vested, will be payable in shares of unrestricted common stock after completion of the three-year performance period. A recipient of performance stock units does not have the rights of a stockholder, but is entitled to a dividend equivalent payment upon vesting equal to any cash dividends paid by us while the recipient holds unvested performance stock units. Ms. Deckard forfeited these performance stock units as a result of her departure in May 2019.

(3)	The amounts in this column reflect restricted stock unit awards granted during 2019. For the named executive officers, except Mr. Navarre, the restricted stock units vest ratably over a three-year period in one-third increments beginning on the first anniversary of the grant date, subject to the named executive officer’s continued employment on the applicable vesting date. In the case of Mr. Navarre, the restricted stock units granted on May 7, 2019 vested 100% upon the appointment of our permanent CEO. The restricted stock units granted on September 1, 2019 vest over a three-year period in two-thirds on September 1, 2021 and one-third on September 1, 2022. A recipient of restricted stock units does not have the rights of a stockholder, but is entitled to a dividend equivalent payment upon vesting equal to any cash dividends paid by us while the recipient holds unvested restricted stock units. Further detail regarding the 2019 restricted stock unit awards and performance stock unit awards may be found in “Executive Compensation for 2019 – Long-Term Equity Incentive Compensation for 2019” section of the CD&A. Ms. Deckard forfeited these restricted stock units as a result of her departure in May 2019.

(4)	The amounts in this column reflect the grant date fair value for the restricted stock units and the performance stock units awarded to the named executive officers in 2019 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 19 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth, as of the end of 2019, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option/SARs Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)(5)
Mr. Navarre	─	─	─	─	─	─	─	─	─
	─	─	─	─	─	666,666	1,359,999	─	─
Mr. Eich	─	─	─	─	─	21,259	43,368	─	─
	─	─	─	─	─	─	─	111,000	226,440
	─	─	─	─	─	74,000	150,960	─	─
Mr. Jones	─	─	─	─	─	20,928	42,693	─	─
	─	─	─	─	─	─	─	137,940	281,398
	─	─	─	─	─	91,960	187,598	─	─
Mr. Richardson	─	─	─	─	─	3,000	6,120	─	─
	20,000	0	0	44.75	6/1/2025	─	─	─	─
	─	─	─	─	─	1,500	3,060	─	─
	14,400	0	0	10.20	3/1/2026	─	─	─	─
	─	─	─	─	─	1,400	2,856	─	─
	─	─	─	─	─	3,086	6,295	─	─
	─	─	─	─	─	1,290	2,632	─	─
	2,570	1,290	0	50.15	3/1/2027	─	─	─	─
	─	─	─	─	─	10,695	21,818	─	─
	─	─	─	─	─	7,244	14,778	─	─
	─	─	─	─	─	─	─	78,960	161,078
	─	─	─	─	─	52,640	107,386	─	─
Mr. Reynolds	─	─	─	─	─	─	─	65,820	134,273
	─	─	─	─	─	43,880	89,515	─	─
Ms. Deckard	20,400	0	0	17.85	5/7/2020	─	─	─	─
	17,000	0	0	52.30	5/7/2020	─	─	─	─
	7,140	0	0	80.00	5/7/2020	─	─	─	─
	8,800	0	0	44.15	5/7/2020	─	─	─	─
	23,600	0	0	10.20	5/7/2020	─	─	─	─
	10,140	0	0	50.15	5/7/2020	─	─	─	─

(1)	The stock options reported in this column have a 10-year term, and the vesting dates for each unexercisable stock option as of the end of 2019 is as follows (with a prorated portion of each award scheduled to vest annually):

Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Vesting Dates
Mr. Richardson	1,290	3/1/2020

(2)	Shares of common stock reported in this column underlie unvested restricted stock unit awards as of the end of 2019. The vesting dates following the end of 2019 for each award of restricted stock units are as follows (with a prorated portion of each award scheduled to vest annually):

Name	Number of Shares of Restricted Stock or Restricted Stock Units That Have Not Vested (#)	Vesting Dates
Mr. Navarre	666,666	9/3/2021, 9/3/2022
Mr. Eich	21,259 74,000	7/2/2020, 7/2/2021 3/1/2020, 3/1/2021, 3/1/2022
Mr. Jones	20,928 91,960	7/2/2020, 7/2/2021 3/1/2020, 3/1/2021, 3/1/2022
Mr. Richardson	3,000 1,400 1,290 10,695 7,244 52,640	12/31/2020 3/7/2020 3/1/2020, 3/1/2021 3/1/2020, 3/1/2021, 3/1/2022 7/2/2020, 7/2/2021 3/1/2020, 3/1/2021, 3/1/2022
Mr. Reynolds	43,880	3/1/2020, 3/1/2021, 3/1/2022

(3)	The market value reflected in this column is computed based on the closing market price of our common stock on the NYSE of $2.04 on December 31, 2019, the final trading day of our last completed fiscal year.

(4)	Shares of common stock reported in this column underlie unvested performance stock unit awards as of the end of 2019 (at the target number of performance stock units). If we achieved maximum performance under the terms of a performance stock unit award, the named executive officer would receive twice the target number of performance stock units. The performance stock unit awards cliff vest after a three-year performance cycle based on our net debt reduction over that period, as described in the CD&A. The final day of the three-year performance cycle is as follows:

Name	Number of Performance Stock Units That Have Not Vested (#)	Final Day of the Three-Year Performance Cycle
Mr. Eich	111,000	12/31/2021
Mr. Jones	137,940	12/31/2021
Mr. Richardson	78,960	12/31/2021
Mr. Reynolds	65,820	12/31/2021

(5)	The market value reflected in this column is computed based on the closing market price of our common stock on the NYSE of $2.04 on December 31, 2019, the final trading day of our last completed fiscal year.

Option Exercises and Stock Vested in 2019

The following table reflects all exercises of stock options and the vesting of restricted stock units held by each of our named executive officers during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Mr. Navarre	─	─	287,081	430,622
Mr. Eich	─	─	10,629	19,557
Mr. Jones	─	─	10,464	19,254
Mr. Richardson	─	─	17,931	73,806
Mr. Reynolds	─	─	─	─
Ms. Deckard	─	─	68,378	299,579

(1)	The amounts in this column reflect the number of our common shares vesting under restricted stock awards during 2019.

(2)	The value realized is based on the closing market price of our common stock on the NYSE on the applicable vesting date.

Retirement Plans

Fairmount Santrol and Unimin each sponsored retirement plans in which their respective employees, including our named executive officers, were eligible to participate. Such retirement plans were merged in 2019 as we worked to harmonize the plans during our post-Merger integration process.

Covia Retirement Savings Plan

The Covia 401(k) Plan provides our employees, including each of our named executive officers, benefits under Section 401(k) of the Code. The Covia 401(k) Plan allows participants to contribute a portion of their base compensation and bonus to a tax-qualified retirement account, with us providing matching contributions equal to 100% of the first 3% of employee contributions and 50% on the next 2% of employee contributions. Amounts deposited in the Covia 401(k) Plan, including our matching contributions, are fully vested upon deposit. Contribution limitations for unionized employees vary by the applicable collective bargaining agreement.

Under the Covia 401(k) Plan, we also maintain a defined contribution profit sharing component for the benefit of all of our non-union employees. Each of our named executive officers participate in the profit-sharing component of the Covia 401(k) Plan. We hold discretion over the annual profit-sharing contribution rate, which is the same for every participant, and such amounts are subject to the limits established by the Code. The defined contribution profit sharing benefit cliff vests three years following the date the contribution is made by us.

Covia Holdings Corporation Deferred Compensation Plan

The Covia DC Plan provides highly-compensated employees, including each of our named executive officers, with non-qualified deferred compensation benefits intended to restore the benefits that are reduced under the Covia 401(k) Plan. Our employees are permitted to elect to defer up to 75% of their base compensation and 100% of their bonus. The deferral amount under the Covia DC Plan is equal to the base compensation and bonus deferral elected by the employee. We have the discretion to provide contributions under the Covia DC Plan equal to the excess of the full contribution that we would have made to the participant’s Covia 401(k) Plan account, if not for the limitations under the Code, over what we actually contributed to the participant’s Covia 401(k) Plan account. Amounts that we contribute to the Covia DC Plan on behalf of the participant are fully vested upon deposit.

Covia Holdings Corporation Pension Plan and Restoration Plan

The Covia Pension Plan is a tax-qualified defined benefit pension plan in which Mr. Jones is the only of our named executive officers who participate. The annual retirement income formula under the Covia Pension Plan takes into consideration the average of the highest five consecutive calendar years of the last 10 years of covered earnings, as limited by the Code, and the employee’s years of benefit service. Mr. Jones has 4.58 years of benefit service.

The Covia Pension Restoration Plan ensures that employees whose benefit under the Covia Pension Plan would otherwise be limited by the Code receive the level of benefits anticipated under the Pension Plan. Of our named executive officers, only Mr.

Jones participates in the Covia Pension Restoration Plan. The retirement benefit under the Covia Pension Restoration Plan is the excess amount over that which is limited under the Covia Pension Plan.

The Covia Pension Plan and the Covia Pension Restoration Plan were frozen on December 31, 2018.

Pension Benefits in 2019

The table below shows the present value of the accumulated benefit at year-end for Mr. Jones under the Covia Pension Plan, as calculated based upon the assumptions described below. Although SEC rules require us to show this present value, Mr. Jones is not entitled to receive the amounts shown below in a lump sum until his employment with us terminates. Mr. Jones did not receive a payment under the Covia Pension Plan in 2019.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Jones	Covia Pension Plan	4.58	288,729	0

The accumulated benefit is based on years of service and base salary considered by the plans for the period through December 31, 2019. The material assumptions used in determining the present value of the plan benefits are (1) the IRS three-segment interest rates used for distributions occurring January 2019 and (2) the 2018 IRS applicable mortality table for Section 417(e)(3) of the Code.

Due to the freezing of the Covia Pension Plan, Mr. Jones is eligible to receive 8% of base salary as a pension transition credit each year beginning in 2019 through 2021. The distribution will be made into his Covia 401(k) Plan account to the maximum extent permitted, and the remainder will be delivered in a lump sum cash payment.

Nonqualified Deferred Compensation in 2019

The following table reflects the contributions to the Covia DC Plan, and pension benefit allocations to the Covia Pension Restoration Plan in the case of Mr. Jones, as well as the earnings in and balance of each named executive officer’s account held in each such plan in 2019.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Mr. Navarre	--	--	--	--	--
Mr. Eich	22,083	8,967	1,615	--	32,665
Mr. Jones	31,719	68,841	1,235	--	339,483
Mr. Richardson	19,031	6,100	5,996	--	69,123
Mr. Reynolds	18,521	5,692	1,045	--	27,419
Ms. Deckard	7,424	--	111,941	--	739,763

(1)	The amounts in this column are included in the Salary column of the Summary Compensation Table for 2019.

(2)	The amount set forth for Mr. Jones includes $17,800 allocated to the Covia DC Plan and $51,041 allocated to the Covia Pension Restoration Plan. The amounts set forth for the remaining named executive officers include amounts allocated to the Covia DC Plan. The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table for 2019.

(3)	The amounts in this column are not included in the Summary Compensation Table as they reflect only the earnings on the investments designated by the named executive officer in his or her account (i.e., appreciation or decline in account value). There were no above-market or preferential earnings.

(4)	The amount set forth for Mr. Jones includes $50,754 allocated to the Covia DC Plan and $288,729 allocated to the Covia Pension Restoration Plan. The amounts set forth for the remaining named executive officers include amounts allocated to the Covia DC Plan.

Potential Payments Upon Termination or Change In Control

This section addresses the rights of our named executive officers upon a termination of their employment with us and/or a change in control, including under the Covia Severance Plan which is described below. The payments that a named executive officer would be entitled to receive upon termination or a change in control are not considered by the Compensation Committee when making annual compensation decisions for the named executive officers and do not factor into decisions made by us regarding other compensation elements. The actual amounts that would be payable in connection with the termination of a named executive officer or a change in control may only be determined at the time of the actual termination event or change in control. Due to her termination of employment in May 2019, Ms. Deckard is not included in the tables or disclosure in this section, except as described in the “Change in Control – Termination Without Cause or Termination by Executive for Good Reason – Summary of Amounts for all Named Executive Officers if Terminated in Connection with a Change in Control” section below.

The narrative discussion and tables below summarize the potential payments to our named executive officers upon a termination of employment and/or a change in control of the Company, assuming that the termination or change in control occurred on December 31, 2019. Upon the closing of the Merger on June 1, 2018, the first trigger under the FSCIC Plan (with respect to Mr. Richardson and Mr. Reynolds) and our retention agreements (with respect to Mr. Eich and Mr. Jones) was deemed to have occurred. Consequently, if we had terminated the employment of the named executive officers or they terminated their employment with us for good reason on December 31, 2019, the named executive officers would have received the enhanced severance benefits under the FSCIC Plan or retention agreement, as applicable.

The closing market price of our common stock on December 31, 2019, the final trading day of 2019, was $2.04. All outstanding unvested stock options were underwater at December 31, 2019.

Covia Severance Plan

The Covia Severance Plan provides severance payments and benefits to eligible employees at or above the vice president level, including each named executive officer, who are terminated by us without cause or as a result of a constructive termination (as such terms are defined in the “Cause, Good Reason and Construction Termination Defined – For Covia Severance Plan” section below). In the event a participant is entitled to benefits under the Covia Severance Plan and any other plan, policy or agreement with us (including the FSCIC Plan or a retention agreement), the participant will be eligible to receive the greater of the aggregate benefits payable under the Covia Severance Plan or the aggregate benefits payable under such other plan, policy or agreement, with no duplication of benefits.

If termination without cause, including upon a constructive termination, occurs outside of a change in control period and the named executive officer has signed a general release of claims and a release/severance agreement, the Covia Severance Plan provides the following benefits to our named executive officers:

•	a lump sum severance payment equal to (1) 2.00 times the sum of the CEO’s base salary and target bonus as of the termination date, or (2) 1.5 times the sum of all other named executive officers’ base salary and target bonus as of the termination date;

•	if termination occurs on or after September 1, a prorated portion of any bonus plan payment that would have been earned based on actual fiscal year results, based on the payout percentage in effect on the termination date;

•	continued medical, dental and vision coverage under our health plans through COBRA at the active employee rate (provided COBRA coverage is elected) for 24 months for the CEO and 18 months for all other named executive officers; and

•	outplacement assistance services for 18 months for our CEO and 12 months for all other named executive officers.

If termination without cause, including upon a constructive termination, occurs within four months preceding a change in control or two years immediately following a change in control and the named executive officer has signed a general release of claims and a release/severance agreement, the Covia Severance Plan provides the following benefits to our named executive officers:

•	a lump sum severance payment equal to (1) 2.99 times the sum of the CEO’s base salary and target bonus as of the termination date, or (2) 2.0 times the sum of all other named executive officers’ base salary and target bonus as of the termination date;

•	a prorated portion of any bonus plan payment that would have been earned at the target amount, based on the payout percentage in effect on the termination date;

•	continued medical, dental and vision coverage under our health plans through COBRA at the active employee rate (provided COBRA coverage is elected) for 24 months for the CEO and 18 months for all other named executive officers; and

•	outplacement assistance services for 18 months for our CEO and 12 months for all other named executive officers.

If the severance payments under the Covia Severance Plan trigger an excise tax under Sections 280G and 4999 of the Code, the severance payments will be reduced to a level at which the excise tax is not triggered, unless the named executive officer would receive a greater amount without such reduction after taking into account the excise tax and other federal and state taxes.

Payments Upon Various Triggering Events at 2019 Fiscal Year-End

Termination by Us For Cause or Termination by Executive Without Good Reason

If we terminated a named executive officer for cause or a named executive officer terminated his employment with us without good reason at December 31, 2019, the executive would have been entitled to receive any earned and unpaid base salary, and certain accrued and unpaid benefits, through the date of termination and would have automatically forfeited any unvested equity awards as of the date of termination. The named executive officer would have had 90 days from the date of termination to exercise any vested stock options.

Termination by Reason of Death or Disability

If a named executive officer’s employment with us terminated as a result of his death or disability at December 31, 2019, the executive would have been entitled to receive any earned and unpaid base salary, and certain accrued and unpaid benefits, through the date of termination. If a named executive officer died or became disabled at December 31, 2019, any portion of the named executive officer’s stock options that would have vested during the one-year period following such death or disability will vest and become exercisable and all vested stock options will be exercisable for one year following the death or disability. Any restricted stock units that would have vested during the one-year period following such death or disability will vest. Further, any unvested performance stock units will vest in a prorated number at the time of termination as a result of death or disability. The amounts in the table below reflect those restricted stock units and performance stock units that would vest at target in the one-year period immediately following December 31, 2019, at the closing market price of our common stock on such date ($2.04).

Name	Vesting of Restricted Stock Units ($)	Vesting of Performance Stock Units ($)	Total ($)
Mr. Navarre	─	─	─
Mr. Eich	72,002	63,279	135,281
Mr. Jones	83,879	78,637	162,516
Mr. Richardson	70,103	45,014	115,116
Mr. Reynolds	29,837	37,523	67,360

Termination by Reason of Retirement

If a named executive officer’s employment with us terminated as a result of his retirement at December 31, 2019, the executive would have been entitled to receive any earned and unpaid base salary, and certain accrued and unpaid benefits, through the date of termination. In the event of the retirement of a named executive officer upon having reached age 55 and completing 10 years of service with us (Mr. Jones being the only named executive officer who has done so), (1) the named executive officer’s stock options will continue to vest and he will be able to exercise the stock option for the remaining term of the option, (2) restricted stock units that would have vested during the one-year period following such retirement will continue to vest as if he remained employed until the vesting date, and (3) any unvested performance stock units will vest in a prorated number at the end of the performance period based on actual performance as if he had remained employed until the end of the performance period. The amounts in the table below reflect those restricted stock units and performance stock units that would vest at target in the one-year period immediately following December 31, 2019, at the closing market price of our common stock on such date ($2.04).

Name	Vesting of Restricted Stock Units ($)	Vesting of Performance Stock Units ($)	Total ($)
Mr. Jones	83,879	78,637	162,516

Termination by Us Without Cause or Termination by Executive for Good Reason

As a result of the Merger, the first trigger under the FSCIC Plan (with respect to Mr. Richardson and Reynolds) and our retention agreements (with respect to Mr. Eich and Mr. Jones) was deemed to have occurred on June 1, 2018. Consequently, under either the FSCIC Plan or the retention agreements, if we had terminated the applicable named executive officer’s employment with us without cause or the applicable named executive officer terminated his or her employment with us for good reason at December 31, 2019, such named executive officer would have received the enhanced severance benefits under the FSCIC Plan or retention agreement, as applicable, as described in the “Change in Control – Termination Without Good Cause or Termination by Executive For Good Reason” section below.

Assuming termination by us without cause or by such named executive officer for good reason at December 31, 2019, Mr. Navarre and Mr. Eich would receive benefits under the Covia Severance Plan, Mr. Jones would receive benefits under his April 2018 Retention Agreement with Unimin (as further described in the following section), and Mr. Richardson and Mr. Reynolds would receive benefits under the FSCIC.

Name	Severance ($)	Short-Term Incentive Bonus ($) (1)	Vesting of Restricted Stock Units ($)	Health-care Benefits ($) (2)	Tax Preparation ($) (3)	Relocation Benefits ($) (4)	Out-placement Services ($)	Total ($)
Mr. Navarre	4,515,000	─	─	57,999	─	─	10,000	4,582,999
Mr. Eich	1,443,750	136,125	─	41,598	─	─	7,500	1,628,973
Mr. Jones	1,587,750	543,750	─	41,967	6,000	112,000	─	2,291,467
Mr. Richardson	1,662,500	356,250	42,781	39,162	─	─	─	2,100,693
Mr. Reynolds	1,540,000	330,000	─	43,499	─	─	─	1,913,449

(1)	For the named executive officers this amount represents the payout of their short-term cash incentive awards for 2019 at the target level of performance, except for Mr. Eich for which the amount represents his actual payout.

(2)	Represents the estimated premiums to be paid by us on behalf of the named executive officer for continued healthcare coverage.

(3)	Represents reimbursement to Mr. Jones of the estimated cost of support to complete tax returns in Australia and the U.S. for two years after termination pursuant to his retention agreement.

(4)	Represents reimbursement for the estimated cost of relocating Mr. Jones and his family from the U.S. to Australia.

Change in Control – Termination Without Cause or Termination by Executive For Good Reason

Through the Covia Severance Plan, FSCIC and April 2018 Retention Agreements entered into with Unimin, we provide certain payments and benefits in connection with a change in control that are intended to help provide us with continuity of management and continued focus on the business by our management in the event of a change in control. We adopted the Covia Severance Plan to provide severance benefits under various circumstances, including in connection with a change in control. Fairmount Santrol and Unimin provided for different change in control payments and benefits which are described in this section, assuming the occurrence of a change in control and termination of employment on December 31, 2019.

In addition to the arrangements described below, each named executive officer would have been entitled to receive any earned and unpaid base salary, and certain accrued and unpaid benefits, through the date of the change in control or termination. In addition, all unvested restricted stock, restricted stock units, stock options or similar rights will fully vest as of the date of the change in control.

Fairmount Santrol Change in Control Plan

In 2016, Fairmount Santrol adopted the FSCIC Plan which provides certain payments and benefits if a participant experiences a separation from service as a result of an involuntary termination of employment without cause or resignation for good reason, in either case within 60 days immediately preceding a change in control or two years immediately following a change in control. If such events occur and a participant has signed a general release of claims and a non-competition and non-solicit agreement with us, the FSCIC Plan provides the following benefits to such participant:

●

a lump sum severance payment equal to two times the sum of (1) the named executive officer’s base salary as of the termination date (or, if greater, salary in effect on the first occurrence of the change in control) and (2) the named executive officer’s target annual cash bonus for the year in which the termination occurs (or, if greater, in effect as of the occurrence of the change in control);

●

a prorated annual bonus that the named executive officer would have earned for the entire fiscal year in which the termination of employment occurs at target level based on the number of days the named executive officer was employed during the year; and

●

a lump sum payment equal to the projected cost of the continuation of group health insurance coverage for 18 months for the participant and his or her eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

If the severance payments under the FSCIC Plan trigger an excise tax under Sections 280G and 4999 of the Code, the severance payments will be reduced to a level at which the excise tax is not triggered, unless the named executive officer would receive a greater amount without such reduction after taking into account the excise tax and other federal and state taxes.

Ms. Deckard was a participant in the FSCIC prior to her departure in May 2019, and Mr. Richardson and Mr. Reynolds continue as participants in the FSCIC Plan.  As a result of the Merger, a change in control was deemed to have occurred under the FSCIC Plan and the FSCIC Plan will terminate on May 31, 2020.  Accordingly, Mr. Richardson and Mr. Reynolds will receive the benefits of the FSCIC Plan if, during the protection period between the closing date of the Merger (June 1, 2018) and two years thereafter, we terminate their employment with us other than for cause or they terminate their employment with us for good reason.  Ms. Deckard received the benefits of the FSCIC Plan as a result of her departure in May 2019 in exchange for a release of claims and a non-competition and non-solicit agreement in our favor.

Unimin Retention Agreements

Mr. Jones (in April 2018) and Mr. Eich (in December 2017) each entered into a retention agreement (each, a “Retention Agreement”) with Unimin that was approved by the Sibelco Remuneration Committee.

Pursuant to Mr. Jones’ Retention Agreement, if we terminate Mr. Jones’ employment with us without cause within 60 months following the closing date of the Merger or if Mr. Jones resigns his employment with us for good reason between the 25th and 60th months following the closing date of the Merger, Mr. Jones shall be entitled to receive (1) a lump-sum payment equal to two years of his total base package (which is comprised of his base salary and an additional 9.5% which is equivalent to the mandatory employer contributions Mr. Jones gave up upon his localization from Australia to the U.S. to work for us) in effect on the date of the agreement or the date of termination of his employment, whichever is greater, (2) 24 months of continued healthcare coverage for Mr. Jones and his dependents, (3) a pro-rata portion of his target bonus for the year in which the qualifying termination or resignation occurs, (4) reimbursement of the actual cost to complete his tax returns in Australia and the U.S. for two years after the qualifying termination, and (5) reimbursement of the costs to relocate Mr. Jones and his family to Australia.

Pursuant to Mr. Eich’s Retention Agreement, if we terminate Mr. Eich’s employment with us without cause within 36 months following the closing date of the Merger or if Mr. Eich terminates his employment with us for good reason, Mr. Eich shall be entitled to receive (1) a lump-sum payment equal to 18 months of his base salary as in effect on the date of the agreement or the date of termination of his employment, whichever is greater, (2) 18 months of continued healthcare coverage for Mr. Eich and his dependents, and (3) a pro-rata portion of the executive’s target bonus for the year in which the qualifying termination or resignation occurs.

As a condition to receiving the benefits under the Retention Agreements, each named executive officer must execute and not revoke a release of claims relating to his employment.

Summary of Amounts for all Named Executive Officers if Terminated in Connection with a Change in Control

With the exception of Ms. Deckard, each of our named executive officers, in the event of termination in connection with a change in control without cause, including as a result of a constructive termination, at December 31, 2019, would have received the benefits under the Covia Severance Plan as set forth under the table below, which offers the greater of the aggregate benefits available under the various plans and agreements. The amounts Ms. Deckard received under the FSCIC Plan as a result of her departure in May 2019 are also set forth in the table below.

Name	Severance ($)	Short- Term Incentive Bonus ($) (1)	Vesting of Stock Options ($)	Vesting of Restricted Stock Units ($) (2)	Vesting of Performance Stock Units ($) (2)	Healthcare Benefits ($) (3)	Consulting Services ($) (4)	Deferred Compensation ($) (5)	Outplacement Services ($) (6)	Total ($)
Mr. Navarre	6,749,925	1,207,500	─	1,359,999	─	57,999	─	─	10,000	9,385,423
Mr. Eich	1,925,000	412,500	─	194,328	226,440	41,598	─	─	7,500	2,807,377
Mr. Jones	2,537,500	543,750	─	230,292	281,398	31,475	─	─	7,500	3,631,914
Mr. Richardson	1,662,500	356,250	─	164,944	161,078	39,162	─	─	7,500	2,391,434
Mr. Reynolds	1,540,000	330,000	─	89,515	134,273	43,499	─	─	7,500	2,144,787
Ms. Deckard	5,160,000	320,110	─	183,117	─	41,302	250,000	739,762	─	6,694,291

(1)	For the named executive officers this amount represents the payout of their short-term cash incentive awards for 2019 at the target level of performance.

(2)

The amounts in these columns reflect the amounts our named executive officers, with the exception of Ms. Deckard, would have received if a change in control occurred as of December 31, 2019 and our Compensation Committee used its discretion to accelerate the vesting of any outstanding restricted stock units and performance stock units held by the executives as of that date.  Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed in this section, any actual amounts paid or distributed may differ materially.  Factors that could affect these amounts include the timing during the year of such change in control and the amount of future non-equity incentive compensation.  For Ms. Deckard, these columns include all outstanding restricted stock units and performance stock units granted in 2016 and 2017, reflecting a closing price of $4.18 as of May 7, 2019, the date following the day on which her employment with us terminated.

(3)

For Mr. Eich, Mr. Jones, Mr. Richardson, and Mr. Reynolds, these amounts represent the estimated premiums to be paid by us on behalf of the named executive officer for continued healthcare coverage for 18 months.  For Mr. Navarre, this amount represents the estimated premiums to be paid by us for continued healthcare coverage for 24 months.

(4)	Represents the amounts paid to Ms. Deckard in connection with the consulting services provided to us following her departure.

(5)	Represents the amount of deferred compensation that was fully vested and paid out upon Ms. Deckard’s departure. Includes amounts held under the SERP as of December 31, 2018.

(6)

Represents the amounts received by the named executive officers for outplacement assistance services for 18 months, with respect to the CEO, and for 12 months, with respect to all other named executive officers.

Change in Control – Without Termination

Under the terms of the Omnibus Plan, if a change in control had occurred and a replacement award was not provided, all unvested restricted stock, restricted stock units, SARs, stock options or similar rights would have fully vested and all unvested performance stock units would have vested at the target level as of the date of the change in control.  The Board has the discretion to provide replacement awards or vest a portion or all of the awards outstanding at the time of a change in control under the Covia Severance Plan.

Name	Vesting of Restricted Stock Units ($) (1)	Vesting of Performance Stock Units ($) (1)	Total ($)
Mr. Navarre	1,359,999	─	1,359,999
Mr. Eich	194,328	226,440	420,768
Mr. Jones	230,292	281,398	511,689
Mr. Richardson	164,944	161,078	326,023
Mr. Reynolds	89,515	134,273	223,788

(1)

The amounts in these columns reflect the amounts our named executive officers would have received if a change in control occurred as of December 31, 2019 and our Compensation Committee used its discretion to accelerate the vesting of any outstanding restricted stock units and performance stock units held by the executives as of that date.  Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed in this section, any actual amounts paid or distributed may differ materially.  Factors that could affect these amounts include the timing during the year of such change in control and the amount of future non-equity incentive compensation.

Change in Control Defined

For Fairmount Santrol Plans and Agreements

As used in this discussion, a “change in control” under the Fairmount Santrol plans and agreements shall have the following definition:

(a)

A “change in the ownership of the Bison Merger Sub I, LLC f/k/a Fairmount Santrol Holdings Inc.” (“Company”) which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of clause (b) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this clause (a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control. This clause (a) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction;

(b)

A “change in the effective control of the Company” which shall occur on the date that either (1) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, except for any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (2) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this clause, the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of clause (a) above; or

(c)

A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the stockholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code and the guidance and regulations promulgated thereunder, shall not constitute a Change in Control.

For purposes of this definition of “change in control,” the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this definition, “Company” includes (x) the Company, (y) the entity for whom a participant performs services, and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (“Majority Shareholder”) of the Company or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in (y) above.

For Covia Severance Plan

As used in this section, a “change in control” under the Covia Severance Plan shall be deemed to have occurred if:

(a)

Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Covia, its successors and assigns and any corporation which shall acquire substantially all its assets (“Company”), any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)

consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in paragraph (1) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a change in control of the Company; or

(d)

a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any amount that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a change in control under the Covia Severance Plan for purposes of payment of such compensation unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

Cause, Good Reason and Constructive Termination Defined

For Fairmount Santrol Plans and Agreements

As used in this discussion, “cause” and “good reason” under the Fairmount Santrol plans and agreements have the following meanings:

●	“Cause” means that, prior to any termination of employment, the participant has:

(a)

committed and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company, an affiliate or any subsidiary;

(b)	committed intentional wrongful damage to property of the Company, an affiliate or any subsidiary;

(c)	committed intentional wrongful disclosure of secret processes or confidential information of the Company, an affiliate or any subsidiary;

(d)	violated the terms of any non-competition, non-solicitation or non-disparagement agreement with the Company, an affiliate or any subsidiary; or

(e)	committed gross negligence in the performance of his or her material duties to the Company, an affiliate or any subsidiary;

(f)	violated the terms of the Company’s code of ethics policy;

and any such act or omission shall have been demonstrably and materially harmful to the Company, an affiliate or any subsidiary.

However, no act or failure to act on the participant’s part shall be deemed intentional if it was due primarily to an error in judgment or negligence, but shall be deemed intentional only if done or omitted to be done by the participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.  A participant shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board, after reasonable notice to the participant and an opportunity for him or her to be heard before the Board, finding that, in the good faith opinion of the Board, the participant had committed an act constituting cause.

●	“Good reason” means:

(a)	a material reduction in the participant’s base salary;

(b)	a material reduction in the participant’s target annual bonus opportunity;

(c)	a relocation of the participant’s principal place of employment by more than fifty (50) miles;

(d)

the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; or

(e)

a material, adverse change in the participant’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law).

A participant may not terminate his or her employment for good reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for good reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable.  If the participant does not terminate his or her employment for good reason within 90 days after the first occurrence of the applicable grounds, then the participant will be deemed to have waived his or her right to terminate for good reason with respect to such grounds.

For Unimin Plans and Agreements

As used in this discussion, “cause” and “good reason” under the Unimin plans and agreements have the following meanings:

●	“Cause” means:

(a)

a material, intentional refusal or willful failure to perform stated duties, or to carry out the reasonable instructions of the CEO, the Board or their designees, and the failure to cure such refusal or failure to perform within 10 business days following written notice of such failure;

(b)	commission of a material act of fraud, embezzlement or dishonesty against us;

(c)	conviction of, guilty plea or no contest plea to a felony (other than motor vehicle offenses the effect of which does not impair the performance of employment duties);

(d)	gross misconduct in connection with the performance of employment duties;

(e)	knowing and willful improper disclosure of confidential information or violation of a material policy or our code of sustainable conduct;

(f)	breach of a fiduciary duty owed to us;

(g)	willful failure to cooperate in any investigation or formal proceeding or investigation by a governmental authority; or

(h)	being found liable in an SEC enforcement action related to any transaction.

●	“Good reason” means any of the following that actually occur without the executive’s express written consent:

(a)	reduction in the amount of the executive’s base salary or target bonus;

(b)	failure to provide reasonable alternative employment or maintain the executive in a position performing a substantially similar role and function as the executive performed for us;

(c)	requiring you to relocate to a location that is more than twenty (20) miles from your current office location as of the date of your acceptance of the terms of the severance agreement;

(d)	a material violation by us of any material term of the retention agreement or any employment agreement between the executive and us; or

(e)	failure by any successor to us to assume the retention agreement.

For Covia Severance Plan

As used in this discussion, “cause” and “constructive termination” under the Covia Severance Plan have the following meanings:

●

“Cause” means a fraud, theft or any other material violation of law in connection with your duties or in the course of your employment with the Company; (2) intentional neglect of duties and responsibilities to the Company; (3) failure to comply with the terms of the Covia Severance Plan or any written material employment policy of the Company which the Company reasonably determines has had or is likely to have a material adverse effect on the Company; (4) willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Company monetarily or otherwise; (5) failure to comply with any material provision of the code of ethics of the Company; (6) breach of any fiduciary duty owed to the Company; (7) material misrepresentation or dishonesty in connection with your duties or in the course of your employment with the Company which the Company reasonably determines has had or is likely to have a material adverse effect on the Company; (8) breach of any material provision of the Covia Severance Plan or any other contract between you and the Company; (9) involvement in any act of moral turpitude that in the reasonable opinion of the Company has a materially injurious effect on the Company, monetarily or otherwise; or (10) failure to follow a direct, reasonable and lawful order from your supervisor, the Company’s CEO or Board within the reasonable scope of the participant’s employment, which failure is not remedied within 30 days after written notice to the participant.

●

“Constructive termination” means (1) any material adverse change or material diminution of authority, duties, responsibilities or level of reporting relationship; (2) a reduction in base salary of greater than 3%; (3) a reduction in short-term incentive bonus target opportunity by more than 10%; or (4) a material change in the geographic location of employment.

Timing of Payments

For Fairmount Santrol Plans and Agreements

The payments provided in connection with the termination events provided for in Fairmount Santrol arrangements will be paid as follows:

●	Severance payments will be made to the executive in a single lump sum on the 61st day following the qualifying event;

●	Prorated annual bonus payments will be made to the executive in a lump sum on the 61st day following the qualifying termination;

●	COBRA premium payments will be made to the executive in a lump sum on the 61st day following the qualifying termination;

●	Benefits will be provided in accordance with our standard policies and practices; and

●	Deferred compensation payments will be made in accordance with the provisions of the applicable plan.

For Unimin Plans and Agreements

The Unimin arrangements do not specify the timing of payments required thereunder.

For Covia Severance Plan

The payments provided in connection with the termination events provided for under the Covia Severance Plan will be paid as follows:

●

Severance payments and bonus plan payments owed in connection with a change in control period will be paid in a lump sum within 30 days after the later of (1) the date of termination of employment and (2) the date on which a release/severance agreement is executed and delivered by the participant; and

●

Bonus plan payments owed outside of a change in control period will be paid in a lump sum within 30 days after the later of (1) the date on which we make bonus plan payments to active employees and (2) the date on which a release/severance agreement is executed and delivered by the participant.

2019 Pay Ratio Disclosure

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K.  We identified our median employee by examining the total annual compensation of all 2,662 of our employees (excluding our CEO) employed by us on December 31, 2019.  Base wages of each associate were calculated as the product of the associate’s hourly rate (or the hourly rate equivalent for salaried associates), the average hours worked per week by such associate (40 hours in the case of salaried associates) and 52 weeks.  In doing so, we annualized the base wages for any permanent associate who had less than a full year of service during 2019 (excluding disability payments and other one-time payments, as noted in the next sentence). For earnings that were annualized, we did not annualize one-time payroll payments such as bonuses and overtime.  Rather, those one-time payments were added to an employee’s annualized earnings in the amounts in which they were paid to arrive at the employee’s total earnings. Additionally, we converted the total earnings of all employees located outside the United States into U.S. Dollars at the conversion rate in effect on December 31, 2019.  We believe this methodology results in a consistently applied compensation measure throughout our organization.

After identifying the median employee, we calculated the annual total compensation of the median employee for 2019 using the same methodology used to calculate the total annual compensation of our CEO.  The total annual compensation for 2019 was $4,103,783 for Mr. Navarre, our CEO as of December 31, 2019 (which excludes payment for his service as Chairman of the Board prior to his permanent appointment as President and CEO), and $59,573.45 for our median employee.  The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for 2019 was 69 to 1.  We compete for talent and have varying pay depending on the nature of the business operations conducted at each of our locations (e.g., administrative support, research and development, plant management, sales, etc.).  We believe total annual compensation is an appropriate measure to determine the median employee, as it is a consistent methodology and reasonably reflects our annual compensation practices as a whole.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

The compensation of our independent directors is established by the Board at the recommendation of the Compensation Committee.  In developing its recommendations, the Compensation Committee is guided by the following objectives: (1) independent, non-employee directors should receive competitive compensation for the services they provide to a company of our size and complexity to ensure that we attract and retain qualified independent directors; and (2) the compensation of our independent directors should include a combination of cash and equity-based compensation to align the interests of the directors with the long-term interests of our stockholders.  The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances.  With the assistance of compensation consultant Aon-Hewitt, the Compensation Committee reviewed and recommended compensation for our independent directors in June 2018.  The Compensation Committee also worked with compensation consultant Pay Governance LLC to review and recommend an appropriate level of compensation for the Lead Independent Director role in connection with Mr. LeBaron’s appointment on September 1, 2019.  The Compensation Committee intends to conduct regular reviews of director compensation every two years, with the next such review to occur in May 2020.  Directors who are also our full-time employees receive no additional compensation for serving on the Board.

Board Cash Retainer

Independent directors receive a $100,000 annual cash retainer for service on the Board.  The cash retainer went into effect on June 1, 2018 and is paid quarterly.

Chairman Cash Retainer

Prior to combining the roles of Chairman and CEO, the Chairman of the Board was entitled to receive a $100,000 retainer, paid quarterly. Mr. Navarre received payment for his service as Chairman prior to his appointment as our President and CEO on an interim basis in May 2019, at which time such payment was suspended.

Lead Independent Director Retainer

In addition to the annual cash retainer for independent directors, the Lead Independent Director receives a $25,000 retainer, which went into effect on September 1, 2019 and is paid quarterly.

Committee Chair Cash Retainer

The Chair of the Audit Committee receives an additional committee chair fee of $20,000, and the Chair of the Compensation Committee and the Chair of the Governance Committee each receive an additional committee chair fee of $15,000.  These cash retainers also went into effect on June 1, 2018 and are paid quarterly.  Members of the Audit Committee, the Compensation Committee and the Governance Committee who do not serve as chair do not receive any additional fees for their service on such committees.

Annual Grant of Restricted Stock Units

Independent directors receive a grant of restricted stock units under the Omnibus Plan with a targeted value of $120,000 that are scheduled to vest on the first anniversary of the grant date subject to continued service on the vesting date.  The targeted value of restricted stock units granted was based on $5.15, the trailing 45-day average of the closing price of our common stock on the NYSE.  However, the ASC 718 grant date fair value reported in the table below differs (i.e., $67,818) from the targeted value because the closing price of our common stock on the NYSE on the grant date of the restricted stock units was $2.91.

Subject to the terms of the restricted stock unit agreements, the units will vest upon death, disability and (in the case of employees) retirement of a participant or the occurrence of specified events in connection with a change in control of the Company. Any restricted stock unit that vests will be settled in shares of our common stock.  Restricted stock units are granted with dividend equivalent rights, which will be paid in cash (without interest) if we declare dividends on our common stock and to the extent the underlying units vest.  Except as otherwise provided in the restricted stock unit agreements, participants will have no rights of ownership in and no right to vote the shares of our common stock covered by units until the date on which such shares of our common stock are issued or transferred to the participant.  The Board generally awards the restricted stock units at its meeting held immediately following our annual meeting of stockholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.

Director Compensation Table for 2019

The following table summarizes the total compensation for the fiscal year ended December 31, 2019 for each person who served as an independent director during 2019.  The compensation received by Mr. Navarre for his service as our Chairman prior to his appointment as our President and CEO on an interim basis in May 2019 and the compensation received by Mr. Navarre as an employee following such appointment are set forth above in the Summary Compensation Table.  Ms. Deckard is not included in this table because, as our President and CEO until her departure on May 6, 2019, she did not receive any additional compensation for her service as a director.  The compensation received by Ms. Deckard as an employee of the Company is set forth above in the Summary Compensation Table.  Mr. Decat, Mr. Deleersnyder and Mr. Lambrechts are not included in this table because they were deemed to be non-independent directors due to their employment by Sibelco during 2019 and received no compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Mr. Conway	115,000	67,818	182,818
Mr. Delloye	113,077	67,818	180,895
Mr. Fowler (3)	66,848	67,818	134,666
Mr. Hadden	100,000	67,818	167,818
Mr. Kelly	100,000	67,818	167,818
Mr. Labroue	115,000	67,818	167,818
Mr. LeBaron	108,288	67,818	176,106
Mr. Scofield	100,000	67,818	167,818

(1)	The amounts shown in this column reflect the annual retainers earned by our independent directors during 2019 for Board and committee service.

(2)

The amounts shown in the column reflect the grant date fair value of restricted stock units granted to our independent directors under the Omnibus Plan during 2019 computed in accordance with FASB Topic 718.  Assumptions used in the calculation of these amounts are included in Note 19 to our audited consolidated financial statements for the fiscal year ended December 31, 2019, included in our 2019 Form 10-K.  The 23,305 restricted stock units granted to each of the independent directors on May 23, 2019 (which were the only equity awards granted to the independent directors during 2019) had a grant date fair value of $2.91 per unit (based on the closing price of our common stock on the date of grant).

(3)	Charles D. Fowler retired from the Board effective August 31, 2019.

ITEM 2:  SAY-ON-PAY VOTE (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION)

The Dodd-Frank Act contains a provision that is commonly known as “Say-on-Pay.”  Say-on-Pay gives our stockholders an opportunity to vote on an advisory basis to approve the compensation of our named executive officers as disclosed in this Proxy Statement.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement.  Please read the CD&A of this Proxy Statement and the related executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices.  Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

RESOLVED, that Covia Holdings Corporation’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers of Covia Holdings Corporation, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

We urge our stockholders to read the CD&A, which describes in greater detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving the goals of our compensation program.

Say-on-Pay Vote Recommendation

This vote on executive compensation is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us.  Although non-binding, the Board and the Compensation Committee will continue to consider the results of Say-on-Pay votes in determining future executive compensation.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve this advisory resolution.  Broker discretionary voting of uninstructed shares is not permitted for a stockholder vote on executive compensation.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ABOVE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

ITEM 3:  RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2020.  This selection is being presented to the stockholders for their ratification.  Proxies solicited by the Board will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

Ernst & Young LLP has been our independent registered public accounting firm since 2013.  The Audit Committee has been advised by Ernst & Young LLP that it is an independent registered public accounting firm with respect to us within the meaning of the Exchange Act.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm.  In accordance with SEC rules and Ernst & Young LLP’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us.  For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years.  We select our lead audit partner pursuant to this rotation policy following meetings between the Audit Committee Chair and candidates for that role, as well as discussion by the full Audit Committee and with management.  The members of the Audit Committee believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of Covia and our stockholders.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on Item 3 is required to ratify the selection of Ernst & Young LLP.  In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment of Ernst & Young LLP, but may maintain that firm or retain another firm without resubmitting this matter to our stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING RESOLUTION RATIFYING OUR APPOINTMENT OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

RESOLVED, that the appointment of Ernst & Young LLP, as the independent registered public accounting firm for Covia Holdings Corporation for 2020, is hereby RATIFIED.

AUDIT COMMITTEE MATTERS

Policy for Pre-Approval of Independent Auditor Services

The Audit Committee has direct responsibility to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm.  Consistent with applicable SEC rules, pre-approval by the Audit Committee is required for any engagement of our independent registered public accounting firm. Accordingly, the Audit Committee has established a policy for pre-approval of independent auditor services to prevent the provision of services that would impair the independence of our independent registered public accounting firm.  Under the policy, the Audit Committee annually pre-approves the audit and any non-audit services proposed to be provided by our independent registered public accounting firm.  Requests to provide services that require pre-approval by the Audit Committee are submitted to the Audit Committee by our Chief Financial Officer and our independent registered public accounting firm.  In addition, to provide for efficiency in addressing unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to grant pre-approvals to our independent registered public accounting firm, provided that such approvals are consistent with the pre-approval policy of the Audit Committee and are presented to the Audit Committee at a subsequent committee meeting.  In determining whether to approve any engagement of our independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Principal Accountant Fees and Services

The fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, during the two most recently completed fiscal years, were as follows:

($ in thousands)	2019 ($)	2018 ($)
Audit Fees (1)	2,621,493	3,325,000
Audit-Related Fees (2)	169,000	159,998
Tax Fees (3)	─	73,093
All Other Fees (4)	152,938	─
Total Fees	2,943,431	3,558,091

(1)

Audit fees for 2019 consisted of fees for the audit of our consolidated financial statements, the review of interim consolidated financial information included in quarterly reports, the audit of the Company’s internal controls over financial reporting, and statutory audits of foreign subsidiaries. Audit fees for 2018 consisted of fees for the audit of our consolidated financial statements, the review of interim consolidated financial information included in quarterly reports, the audit of discrete matters, including business combinations, statutory audits of foreign subsidiaries, and other services related to our SEC filings.

(2)

Audit-related fees for 2019 consisted of fees for services related to employee benefit plan audits, financial due diligence and agreed upon procedure services.  Audit-related fees for 2018 consisted of fees for services related to employee benefit plan audits and financial due diligence.

(3)	Tax fees for 2018 consisted of fees for services related to U.S. federal income tax return compliance.

(4)	All other fees for 2019 consisted of fees for cybersecurity services and access to online regulatory body accounting literature, publications and materials.

Audit Committee Report

The primary purposes of the Audit Committee are to assist the Board in fulfilling its oversight responsibilities regarding (1) the integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) our compliance with legal and regulatory requirements, (4) the qualifications, independence and performance of our independent registered public accounting firm and (5) the performance of our internal audit function.  The specific duties of the Audit Committee are specified in its charter.

The responsibilities of the Audit Committee are limited to oversight and, notwithstanding the foregoing and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that Covia’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our management is responsible for our financial reporting process, planning and conducting audits, and for determining that our financial statements and disclosures are complete and accurate and in accordance with GAAP and applicable laws, rules and regulations.  Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing our annual financial statements included in our Annual Report on Form 10-K in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing Ernst & Young LLP’s report thereon based on such audit and for reviewing the unaudited interim financial statements included in our Quarterly Reports on Form 10-Q.

The Audit Committee reviewed and discussed our audit financial statements as of and for the fiscal year ended December 31, 2019 with our management and Ernst & Young LLP.  Our management has represented to the Audit Committee that our audit financial statements as of and for the fiscal year ended December 31, 2019 were prepared in accordance with GAAP.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the PCAOB.  The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the foregoing reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that our audited financial statements as of and for the fiscal year ended December 31, 2019 be included in our 2019 Form 10-K for filing with the SEC.

Members of the Audit Committee

Michel Delloye, Chairman

Stephen J. Hadden

William P. Kelly

ADDITIONAL INFORMATION

Annual Report on Form 10-K

A copy of our 2019 Form 10-K will be furnished without charge to stockholders, upon written request to Covia Holdings Corporation, Attn: Investor Relations, 3 Summit Park Drive, Suite 700, Independence, Ohio 44131.  Our 2019 Form 10-K may also be accessed in the Investor Relations section of our website (ir.coviacorp.com).

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement, our 2019 Annual Report to Stockholders and our 2019 Form 10-K are available to review at www.proxyvote.com for registered and beneficial stockholders.  This Proxy Statement and our 2019 Form 10-K are also available on the SEC’s EDGAR database located at www.sec.gov.

Documents Available in Print

In addition to being posted with printer friendly versions in the Corporate Governance section of our website (ir.coviacorp.com/corporate-governance), the charters of our Audit Committee, Governance Committee, Compensation Committee and Executive Committee, our Governance Guidelines, our Code of Ethics, and our Financial Code are available in print to any stockholder who requests them.  Written requests should be made to Covia Holdings Corporation, Attn: Secretary, 3 Summit Park Drive, Suite 700, Independence, Ohio 44131.

Solicitation of Proxies

This solicitation of proxies is made by and on behalf of the Board.  In addition to mailing the Notice of Internet Availability (or, if applicable, paper or email copies of this Proxy Statement, the Notice of Annual Meeting of Stockholders, the proxy card and our 2019 Annual Report to Stockholders) to stockholders of record on the Record Date, the brokers, banks and other nominees holding our shares of common stock for beneficial holders must provide our proxy materials to persons for whom they hold our shares of common stock.  Solicitation may also be made by our officers and other employees personally or by telephone, mail or electronic mail.  Any of our officers or employees who assist with solicitation will not receive any additional compensation.

The cost of the solicitation will be borne by us.  Accordingly, we will reimburse brokers, banks and other nominees who are record holders of shares of common stock entitled to vote at the Annual Meeting for their reasonable costs in providing our proxy materials to the beneficial holders of such shares of common stock. In addition, we have retained Georgeson to assist in soliciting proxies at an estimated fee of $7,500, plus reasonable expenses.

Stockholder Proposals for 2021 Annual Meeting of Stockholders

Stockholder proposals intended to be presented at our 2021 Annual Meeting of Stockholders must be received by our Secretary at our corporate office on or before December 10, 2020 to be eligible for inclusion in our 2021 Proxy Statement and form of proxy.  Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act.  Any stockholder intending to present a proposal at our 2021 Annual Meeting of Stockholders without inclusion of that proposal in our 2021 proxy materials, must provide written notice of the proposal to our Secretary at our corporate office not earlier than January 21, 2021 and not later than the close of business on February 20, 2021.  Such proposals must be submitted in accordance with the provisions of our Bylaws applicable thereto.  If we do not receive such notice within such deadline, the notice will be considered untimely.  Proxies solicited by the Board for our 2021 Annual Meeting of Stockholders will confer discretionary authority on the proxy holders named therein to vote on stockholder proposals presented at the 2021 Annual Meeting of Stockholders if the stockholder fails to provide notice of the proposal before the close of business on February 20, 2021 in accordance with the provisions of our Bylaws applicable thereto.  Written notice of all stockholders’ proposals should be addressed to our Secretary as follows:  Covia Holdings Corporation, Attn: Secretary, 3 Summit Park Drive, Suite 700, Independence, Ohio 44131.

Stockholders may also nominate one or more persons for election as director at the 2021 Annual Meeting of Stockholders by complying with the nomination procedures set forth in our Bylaws.  Our Bylaws require that a stockholder given written notice of such stockholder’s intention to make such nomination to our Secretary at our principal offices at 3 Summit Park Drive, Suite 700, Independence, Ohio 44131 not earlier than January 21, 2021 and not later than the close of business on February 20, 2021.  See the “Nominating Procedures” section above for more information regarding the process for director nominations by stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting other than Item 1, Item 2, and Item 3 described above.  If any other matter is properly brought before the Annual Meeting, including any adjournment thereof, the persons named as the proxy holders on the accompanying proxy card will vote and act in accordance with their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

By Order of the Board of Directors,

Chadwick P. Reynolds

Executive Vice President,

Chief Legal Officer and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in the Covia 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and notices of Internet availability, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in the Covia 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00252-P36875-Z76622 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COVIA HOLDINGS CORPORATION

1. **ELECTION OF DIRECTORS.** The Board of Directors recommends a vote FOR the election of the nominees named below:

		For	Against	Abstain
1a.	William E. Conway	☐	☐	☐
1b.	Kurt Decat	☐	☐	☐
1c.	Jean-Luc Deleersnyder	☐	☐	☐
1d.	Michel Delloye	☐	☐	☐
1e.	Jean-Pierre Labroue	☐	☐	☐
1f.	Olivier Lambrechts	☐	☐	☐
1g.	Matthew F. LeBaron	☐	☐	☐
1h.	William P. Kelly	☐	☐	☐
1i.	Stephen J. Hadden	☐	☐	☐
1j.	Richard A. Navarre	☐	☐	☐
1k.	Jeffrey B. Scofield	☐	☐	☐

		For	Against	Abstain
2.	**ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.** The Board of Directors recommends a vote FOR this item.	☐	☐	☐
3.	**RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.** The Board of Directors recommends a vote FOR this item.	☐	☐	☐

If any other matter properly comes before the Annual Meeting of Stockholders or any postponement or adjournment thereof, or if a nominee in Item 1 is unable to serve or for good cause will not serve, the common shares represented by proxies will be voted on such matters or for such substitute nominees in accordance with the recommendation of the Board of Directors.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of Stockholders of
Covia Holdings Corporation

Thursday, May 21, 2020, 8:00 a.m. EDT
Covia Holdings Corporation
3 Summit Park Drive
Independence, OH 44131

Upon arrival, please present this Admission Ticket and photo identification at the registration desk.

Admittance may be denied without an Admission Ticket. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and 2019 Annual Report to Stockholders including the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com.

D00253-P36875-Z76622

Proxy — Covia Holdings Corporation

The individual(s) signing on the reverse side of this proxy card as stockholder or as attorney, executor, administrator, trustee or guardian of the stockholder hereby appoints Richard A. Navarre and Andrew D. Eich, and each of them, with full power of substitution, as proxies for the stockholder to attend the Annual Meeting of Stockholders of Covia Holdings Corporation to be held at 3 Summit Park Drive, Independence, OH 44131 on Thursday, May 21, 2020 at 8:00 a.m. EDT, or at any postponement or adjournment thereof, and vote the common shares of the undersigned, with all the powers which the undersigned would possess if personally present.

When properly executed, shares represented by this proxy will be voted in the manner specified by the stockholder. If no such directions are indicated, the proxies will have authority to vote the shares FOR all nominees in Item 1 and FOR Items 2 and 3.

If any other matter properly comes before the Annual Meeting of Stockholders or any postponement or adjournment thereof, or if a nominee in Item 1 is unable to serve or for good cause will not serve, the proxies will vote the shares represented by this proxy on such matter or for such substitute nominee as recommended by the Board of Directors.

The signatory hereto acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the May 21, 2020 Annual Meeting, and the 2019 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Any proxy previously given to vote the shares which the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders is hereby revoked.

(Items to be voted appear on reverse side.)